Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

ASSET PURCHASE AGREEMENT

dated as of March 1, 2021

by and between

IPSEN PHARMA SAS

and

FUSION PHARMACEUTICALS INC.

-i-

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		46

5.1	Qualification, Organization, etc.	47
5.2	Authority; Binding Effect	47
5.3	No Conflicts; Consents	47
5.4	Compliance with Law	48
5.5	Orders; Litigation	48
5.6	Consents and Governmental Approvals	48
5.7	Required Vote	48
5.8	Brokers	48
5.9	No Reliance	48

ARTICLE VI COVENANTS		49

6.1	Conduct of the Business Prior to the Closing	49
6.2	Antitrust Filings and Actions	50
6.3	Efforts; Execution of Transfer Documents	52
6.4	Access	52
6.5	Contact with Customers, Suppliers and Other Business Relations	52
6.6	Exclusivity	53
6.7	Notification of Certain Matters	53
6.8	Data Processing	54

ARTICLE VII TAX MATTERS		54

7.1	Transfer Taxes	54
7.2	Tax Cooperation	54
7.3	VAT	54
7.4	Straddle Period Allocation	54
7.5	Section 56.4 Election	55
7.6	Tax Provision Priority	55

ARTICLE VIII OTHER AGREEMENTS		55

8.1	Books and Records; Access; Assistance	55
8.2	Privileged Matters	56
8.3	Employee Non-Solicit	56
8.4	Non-Competition	57
8.5	Ongoing Clinical Trials	57
8.6	Delivery of Data Site Copies	58
8.7	Insurance	58
8.8	Further Assurances	59
8.9	ARD Regulations	59
8.10	Grant-Back License	59
8.11	Transition Services	60

ARTICLE IX CONDITIONS TO CLOSING		60

-ii-

9.1	Conditions to Each Party’s Obligations	60
9.2	Conditions to Seller’s Obligations	60
9.3	Conditions to Buyer’s Obligations	61
9.4	Frustration of Closing Conditions	62

ARTICLE X TERMINATION		62

10.1	Termination	62
10.2	Procedure and Effect of Termination	63

ARTICLE XI INDEMNIFICATION		63

11.1	Survival; Effect of Materiality Qualifiers; Losses	63
11.2	Indemnification by Seller	64
11.3	Indemnification by Buyer	65
11.4	Third Party Claims	66
11.5	Direct Claims	67
11.6	[***]	67
11.7	Adjustment to Losses	67
11.8	Characterization of Indemnification Payments	68
11.9	Exclusive Remedy	68
11.10	Duty to Mitigate	68
11.11	Satisfaction of Indemnification Claims	68

ARTICLE XII MISCELLANEOUS		69

12.1	Assignment	69
12.2	Public Announcements	69
12.3	Confidentiality	70
12.4	Expenses	71
12.5	Severability	72
12.6	Entire Agreement; Amendment	72
12.7	No Third-Party Beneficiaries	72
12.8	Waiver	72
12.9	Governing Law	72
12.10	Arbitration	72
12.11	Specific Performance	73
12.12	Representation by Counsel	73
12.13	English Language	74
12.14	Bulk Transfers	74
12.15	Counterparts; Signature Pages	74
12.16	Notices	74
12.17	Seller Disclosure Letter	75
12.18	Adjustments for Changes in Buyer Shares	75

-iii-

SCHEDULES

Schedule 1.1 – Permitted Liens

Schedule 2.1(c) – Transferred Contracts

Schedule 2.1(d) – Transferred Regulatory Materials

Schedule 2.2(o) – Other Excluded Assets

Schedule 2.3(b) – Certain Orders

Schedule 9.1(b) – Antitrust Approvals

EXHIBITS

Exhibit A – Bill of Sale and Assignment and Assumption Agreement

Exhibit B – Sample Deferred Variable Payment Calculation

Exhibit C – Data Processing Addendum

-iv-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 1, 2021, is entered into by and between Fusion Pharmaceuticals Inc., a Canadian federal corporation (“Buyer”), and Ipsen Pharma SAS, a French société par actions simplifiée (“Seller”). Seller and Buyer are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party”.

WHEREAS, Seller and its Affiliates are engaged in, among other things, the Business;

WHEREAS, immediately prior to the Closing, Seller shall cause any Affiliate holding any Acquired Asset(s) to transfer and assign such Acquired Asset(s) to Seller;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Acquired Assets, and Buyer wishes to assume the Assumed Liabilities, each upon the terms and conditions set forth herein, and in connection therewith, the Parties wish to enter into the transactions contemplated by this Agreement and by the Ancillary Agreements (collectively, the “Transactions”); and

WHEREAS, as a condition and a material inducement to Seller’s willingness to enter into and consummate the Transactions, Seller and Buyer have on the date hereof entered into that certain Share Purchase Agreement (the “Share Purchase Agreement”) under which, as partial consideration for the sale and transfer of the Acquired Assets, Buyer will issue Buyer Shares to Seller subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following capitalized terms have the following meanings when used herein:

“3BP License” means that certain License Agreement, dated January 29, 2016, by and between Seller and 3B Pharmaceuticals GmbH, as amended on August 26, 2016 and April 11, 2018.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Competing Program” has the meaning set forth in Section 8.4(d).

“Acquiring Entity” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than (a) the applicable Party in the definition of Change of Control and (b) such Party’s Affiliates, determined immediately prior to the closing of such Change of Control ((a) and (b) collectively, the “Pre-Existing Entities”).

“Adverse Law or Order” means (a) any Law enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions or (b) any Order preventing the consummation of the Transactions, whether preliminary or final.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, during any period in which any class of Buyer’s equity securities are listed on one or more stock exchanges, no Person shall be deemed an “Affiliate” of Buyer solely due to such Person’s ownership of securities of Buyer, except if such Person owns, directly or indirectly, a majority of the outstanding voting securities of Buyer.

“Agreement” has the meaning set forth in the preamble hereof.

“Allocation Laws” means any applicable Tax laws that the Parties must satisfy with respect to the allocation of the Purchase Price for tax purposes, including for United States tax purposes Sections 1060 and 338 of the Code and the Treasury regulations promulgated thereunder and for purposes of Section 68 of the ITA.

“Allocation Schedule” has the meaning set forth in Section 2.9(a).

“Ancillary Agreements” means the Transfer Documents and the Share Purchase Agreement.

“Annual Net Sales” means the total Net Sales of Products by all Payment Obligors in a particular calendar year.

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“ARD Employee” has the meaning set forth in Section 8.9.

“ARD Regulations” means the European Union Acquired Rights Directive 2001/23 (as amended), as implemented in each member state, or equivalent legislation implemented in any other applicable jurisdiction.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Benefit Plan” means each (a) compensation, employment, consulting, severance, termination protection or indemnity, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, (b) “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether subject to ERISA), or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), other than any plan, agreement, arrangement, program or policy that is maintained by a Governmental Authority or to which the employer’s only obligation is to process employee contributions.

“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement to be entered into between Seller and Buyer substantially in the form of Exhibit A.

“Books and Records” means original or, if originals do not exist, true and complete copies, of all books, records, files (including data files), work papers and other documents, including (a) supplier lists, purchase orders and invoices, sales orders and sales order log books, credit and collection records, inventory records, quality control records and manuals, and product development, stability, clinical study and manufacturing processes records; (b) all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property; (c) records, files (including data files and DICOM imaging files) and documents related to research, pre-clinical and clinical testing and studies (including in vivo and in vitro studies), including pre-clinical data files arising out of the development of compounds or any precursors or derivatives thereof, laboratory notebooks, dosage information, safety and efficacy and study protocols; (d) investigators brochures and (e) all pharmacovigilance and other safety records, in each case in all forms, including electronic, in which they are stored or maintained.

“Business” means that portion of the business of Seller and its Subsidiaries consisting of researching, developing and manufacturing any Compound or Product.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which commercial banks in New York, NY; Ontario, Canada; or Paris, France are authorized or required to remain closed.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Disclosure Letter” has the meaning set forth in the introductory paragraph to Article V.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Buyer Information” has the meaning set forth in Section 12.3(b).

“Buyer Shares” means common shares in the capital of Buyer to be issued by Buyer to Seller under the Share Purchase Agreement.

“Buyer’s Knowledge” means the actual knowledge of the persons listed in Section 1.1 of the Buyer Disclosure Letter.

“Cap” means the lesser of (a) €[***] and (b) (i) €[***] plus (ii) from and after the achievement of any Development and Regulatory Event, [***]% of the Deferred Fixed Payment or portion thereof actually received by Seller in respect thereof, plus (iii) from and after the achievement of the Patent Event, €[***].

“Change of Control” means, with respect to a Party: (a) a merger or consolidation of such Party or its parent with a Third Party that results in the voting securities of such Party or its parent outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or its parent, or otherwise acquires, directly or indirectly, the power to direct, or cause the direction of, the management or policies of such Party or its parent; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets.

“Claim” means any claim, demand, cause of action, chose in action, suit, litigation, Proceeding, arbitration, hearing or investigation.

“Claim Notice” has the meaning set forth in Section 11.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Aggregate Share Value” means the product of (a) 400,000 multiplied by (b) the Per Share Value.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Statement” has the meaning set forth in Section 2.7(c).

“Closing Inventory Value” has the meaning set forth in Section 2.7(c).

“COC Competing Program” has the meaning set forth in Section 8.4(c).

“Code” means the means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to Buyer, the level of efforts and resources at least commensurate with the level of efforts and resources that [***] devotes in pursuing the development (including clinical development), manufacturing, obtaining of regulatory approval and reimbursement authorization, market launch, commercialization and sale of any of its own product candidates at a similar stage in its product life, having a similar development and commercial potential for a similarly sized market, to which priority and time effort is given.

“Competing Product” means any product or pharmaceutical product that includes any Neurotensin Receptor 1 Related Molecule.

“Compound” means (a) the 3BP-227 Compound (as defined in the 3BP License) or any compound or molecule that contains or incorporates it; (b) any compound or molecule, the manufacture, use, offer for sale, sale or importation of which, would, absent a license or other rights granted under a claim of any [***], infringe any such claim (or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue); or (c) any compound or molecule designed, identified, synthesized or tested [***] utilizing [***]. For the avoidance of doubt, (i) Compound includes all Licensed Compounds (as defined in the 3BP License) and (ii) in the event that a radioisotope in a given Compound is replaced by a different radioisotope, the so-resulting compound shall be considered a Compound, but only if such resulting compound would still satisfy the foregoing sentence.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated June 3, 2020, by and between Ipsen Bioscience, Inc. and Buyer, as amended.

“Consent” means any consent, approval, ratification, authorization, waiver, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.

“Contract” means any contract, agreement, lease, instrument, note, indenture, license or sublicense, or other legally binding commitment. “Contractual” has the correlative meaning.

“Cover”, “Covering” or “Covered” means, with respect to a Valid Claim of a patent and a compound or product, that the manufacture, use, offer for sale, sale or importation of such compound or product would infringe a Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue) of such patent in the country in which such activity occurred.

“Data Site” has the meaning set forth in the definition of “made available”.

“De Minimis Amount” means €[***].

“Deductible” means €[***].

“Deferred Fixed Payment” has the meaning set forth in Section 2.8(a)(i).

“Deferred Fixed Payment Event” has the meaning set forth in Section 2.8(a)(i).

“Deferred Variable Payment” has the meaning set forth in Section 2.8(b).

“Deferred Variable Payment Term” means, on a Product-by-Product and country-by-country basis, the time period beginning on the First Commercial Sale of such Product in such country and ending on the latest to occur of: (a) the expiration of the last-to-expire Valid Claim of any [***] Patent Right Covering such Product that claims [***]; (b) the expiration of all Regulatory Exclusivity periods for such Product in such country; and (c) [***] years from the First Commercial Sale of such Product in such country.

“Development and Regulatory Events” means Deferred Fixed Payment Events (1) through (4).

“Diagnostic Use” means the use of a product for diagnosis, staging or monitoring of indications or medical conditions.

“Direct Claim” has the meaning set forth in Section 11.5.

“Distributor” means any Person appointed by a Payment Obligor to distribute, market and sell any Product with or without packaging rights, in one or more countries in the Territory, in circumstances where [***].

“Economic and Social Committee” means each of the Ipsen Innovation works council and the Ipsen Pharma works council for the Business.

“Effect” means any change, effect, development, circumstance, condition, state of facts or occurrence.

“EMA” means the European Medicines Agency.

“Equity Securities” has the meaning set forth in Section 2.8(e)(vi).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Inventory Value” has the meaning set forth in Section 2.7(b).

“Exchange Act” has the meaning set forth in Section 2.8(e)(vi).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(h).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Extraordinary Transaction” means (a) any merger, consolidation, business combination, recapitalization, reorganization, liquidation or dissolution of Buyer or any of its material Subsidiaries, (b) any tender or exchange offer for or purchase of a material portion of the securities of Buyer or any of its material Subsidiaries, (c) any purchase of a material portion of the assets of Buyer and its Subsidiaries (taken as a whole) or (d) any other similar extraordinary transaction involving Buyer or any material Subsidiary of Buyer or any of their respective securities.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended from time to time, and any successor statute.

“Final Determination” means any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through Proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations including, for the avoidance of doubt, in the case of United States federal Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD (or successor form) and (b).

“First Commercial Sale” means, in each country of the Territory, the first invoiced sale by a Payment Obligor to a Third Party of any Product for therapeutic use in such country after obtaining all Regulatory Approvals therefor in and for such country including, where required by applicable Law, pricing and reimbursement approval; provided, that any disposal or transfer of Product for any compassionate use or named patient access program or other similar programs prior to receipt of pricing or reimbursement approvals shall not constitute “First Commercial Sale”.

“First Commercial Sale Events” means Deferred Fixed Payment Events (3) through (4).

“Fraud” has the meaning set forth in Section 11.1(c).

“Fundamental Representations” has the meaning set forth in Section 11.1.

“GAAP” means generally accepted accounting principles, as applied in France.

“GCP” means the current standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials required by FDA or any other applicable Governmental Authority, including 21 C.F.R. Parts 11, 50, 54, 56, 312 and 314, Directive 2005/28/EC laying down principles and detailed guidelines for good clinical practice, the ICH Guideline for Good Clinical Practice (E6), and the World Medical Association Declaration of Helsinki entitled “Ethical Principles for Medical Research Involving Human Subjects”, each as amended from time to time.

“GDPR” has the meaning set forth in Section 6.8.

“Generic Product” means, with respect to a Product, any pharmaceutical product that is approved, or is sought to be approved, in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Product as determined by applicable Regulatory Authority, including such pharmaceutical product that (a) in the United States, is approved, or is sought to be approved, in reliance on the prior approval of such Product as determined by the applicable Regulatory Authority in the United States pursuant to Section 505(j) of the FDCA (21 U.S.C. 355(j)) or Section 505(b)(2) of the FDCA (21 U.S.C. 355(b)(2)) that is a pharmaceutical equivalent (as defined in 21 CFR 314.3(b)) of the Product, (b) in the European Union, is authorized, or is sought to be authorized, as a “generic medicinal product” as defined in Article 10(2)(b) of Parliament and Council Directive 2001/83/EC as amended, or (c) in any other country or jurisdiction, is approved pursuant to all equivalents of the provision described in clause (a). A pharmaceutical product sold by any Payment Obligor under the same Regulatory Approval as a Product (e.g., an authorized generic product) will not constitute a Generic Product.

“Governmental Authority” means (a) any nation or government, including any federal, state, local or non-U.S. international or supranational organization or body thereof, municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other political subdivision thereof; or (b) any entity, department, commission, bureau, agency, authority, board, court, arbitral tribunal, official or officer, U.S. or non-U.S., exercising executive, judicial, regulatory, administrative, police, military, or taxing governmental functions.

“Governmental Authorizations” means all licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, ratifications, permissions, clearances, confirmations, exemptions, endorsements, waivers, designations or qualifications issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any requirement under the applicable Laws of any Governmental Authority, including INDs but excluding Regulatory Approvals.

“Health Care Laws” has the meaning set forth in Section 4.8(a).

“ICC Rules” has the meaning set forth in Section 12.10(a).

“IFRS” means International Financial Reporting Standards, as endorsed by the European Union as of the date of this Agreement and applied by Seller and its Affiliates consistently over time.

“IND” means an investigational new drug application submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto, and any comparable filing(s) with a Governmental Authority outside of the U.S. for the purpose of obtaining permission to conduct clinical trials, including a clinical trial application.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.4(a).

“Independent Accountant” means an independent accounting firm that Seller and Buyer shall mutually agree upon, and, if Seller and Buyer cannot agree, mutually chosen by their respective independent accounting firms.

“Information” means either Buyer Information or Seller Information, as applicable.

“Intellectual Property” means intellectual property or other proprietary rights anywhere in the world, including registered, unregistered, applied for and pending: (a) patents, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patent Rights”); (b) Know-How and Information; (c)

trademarks, service marks, trade names, trade dress, corporate names, logos, in each case whether or not registered, together with derivations and combinations thereof, and common law rights thereto, and the goodwill associated with the foregoing, and applications (including intent to use applications), registration and renewals of the foregoing (collectively, “Marks”); and (d) published and unpublished works of authorship including computer software programs, applications, source code and object code, and databases, copyrights in and to the foregoing, together with common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, restorations, reversions, derivatives, translations, localizations, adaptations and combinations of the above.

“Inventory” means, as of the Closing, (a) all inventory of finished Product owned by Seller or any of its Subsidiaries, whether or not Labeled, (b) all Product work-in-progress owned by Seller or any of its Subsidiaries and (c) all other Product inventory, including of any Compound, clinical supplies, raw materials, assays, active pharmaceutical ingredients, excipients, intermediaries, reagents, isotopes, animal models, xenograft models and all other biological and other materials (including forms, fragments and derivatives of any Compound), packaging, work-in-process, and finished goods, in each case, held for use specifically in connection with the manufacture of any Compound or Product, whether located at a facility of Seller or any of its Subsidiaries, at a contract manufacturer or in transit.

“Inventory Value” means the amount, expressed in Euros, of the fair value of the Inventory, as of the Closing Date, determined in accordance with IFRS.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act, R.S.C., 1985, c. 1 (5th supplement).

“Know-How and Information” means data (biologic, chemical, CMC, non-clinical, pre-clinical, clinical and otherwise), information, know-how, proprietary information, trade secrets, prototypes, techniques, research results, inventions, discoveries, other technology (including any proprietary models and any routes and methods for synthesis), procedures, tests, criteria for patient selection, and all other data and information, in each case whether or not patentable or copyrightable.

“Labeling” (and the correlative terms “Label” and “Labeled”) shall be as defined in Section 201(k), (m) of the FDCA (21 U.S.C. § 321(k), (m)) and other comparable non-U.S. Law relating to the subject matter thereof, including the applicable Product’s label, packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions or patient medication guides.

“Law” means each provision of any national, territorial, multinational, supranational, federal, state, provincial, local, municipal or foreign, civil and criminal law, common law, constitution, statute, regulation, legislation, ordinance, Order, code, proclamation, treaty, convention, rule, ruling, directive, requirement, determination, decision, opinion or interpretation, promulgated, adopted, enacted, implemented, issued, passed, approved, or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means, with respect to any Person, any debt, liability, duty or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Licensed Know-How” means any Know-How and Information that is licensed to Seller pursuant to the 3BP License as of the Closing Date.

“Licensed Patent Rights” means any Patent Right that is licensed to Seller pursuant to the 3BP License as of the Closing Date.

“Lien” means any lien, encumbrance, mortgage, security interest, pledge, conditional sale agreement or other title retention agreement, or other charge or encumbrance on any property or property interest.

“Litigation Matters” means all Proceedings that have been or may be asserted by a Third Party against, or otherwise adversely affect, Seller or its Subsidiaries and the Business.

“Loss of Exclusivity” means, with respect to a Product in a country, a Generic Product with respect to such Product is launched, and such Generic Product and any other Generic Products of such Product in such country capture more than [***] in such country.

“Losses” has the meaning set forth in Section 11.1(b).

“MAA” means an application, including a biologics license application (BLA) or new drug application (NDA), for the authorization to market a compound or product in any country or group of countries, as defined in the Laws and filed with the Regulatory Authority of a given country or group of countries, and all additions, amendments, supplements, extensions and modifications thereto.

“made available” when used in Article IV means delivered (in physical or electronic form) to Buyer or its legal counsel or made available in the Project Reverso electronic data room maintained by Intralinks for Seller in connection with the Transactions (the “Data Site”), in any case, not less than two (2) Business Days prior to the date of this Agreement.

“Major European Markets” means France, Germany, Italy, Spain, and the United Kingdom.

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

“Material Adverse Effect” means any Effect that (a) individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Acquired Assets, the Assumed Liabilities, the development, manufacture or commercialization of any Compound or Product or the condition, financial or otherwise, of the Business, taken as a whole, or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions; provided, however, that no Effect resulting from the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account for purposes of the foregoing clause (a) when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general legal, tax, economic, political or regulatory conditions (or changes therein) in the markets in which the Business operates, including any changes affecting financial, credit or capital market conditions; (ii) conditions (or changes therein) in the market for branded pharmaceutical products, radiopharmaceutical products or the pharmaceutical industry generally; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest or exchange rates; (iv) acts of war (whether or not declared), armed hostilities, cyber-attack or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules or principles (including IFRS) or in the enforcement, implementation or interpretation thereof (it being understood that this clause (vi) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with Law); (vii) the announcement of, or the pendency of, the Transactions, including (A) as a result of the identity of Buyer, (B) any departure or termination of any officers, directors, employees or independent contractors of Seller or its Affiliates, and (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with suppliers or other business partners; (viii) [***]; (ix) [***]; (x) any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any Governmental Authority, or any panel or advisory body empowered or appointed thereby, relating to any product or any of the product candidates of Seller or any of its Subsidiaries or any of their competitors; (xi) any change or prospective change in reimbursement or payor rules or policies applicable to any product or product candidates of Seller or any of its Subsidiaries or the products or product candidates of any of their competitors; (xii) any natural or man-made disaster or acts of God, including public health emergencies, pandemics, or COVID-19; or (xiii) the failure to meet any financial or other plan, estimate, budget or projection (provided, that the underlying cause of such failure, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Material Adverse Effect has occurred or would reasonably be expected to occur); except, in each of clauses (i), (ii), (iii), (iv), (vi), (x), (xi), and (xii), for those Effects that have or would reasonably be expected to have a materially disproportionate impact on the Acquired Assets, the Assumed Liabilities, the development, manufacture or commercialization of any Compound or Product or the condition, financial or otherwise, of the Business, taken as a whole, relative to other Persons operating businesses similar to the Business.

“Material Contract” has the meaning set forth in Section 4.6(a).

“Net Sales” means [***].

“Neurotensin Receptor 1 Related Molecule” means any compound, molecule product or pharmaceutical composition (a) for which the primary mechanism of action is to target and bind to the activity of neurotensin receptor 1 and (b) which constitutes or includes a conjugate comprising at least one neurotensin receptor 1 binding moiety and a radionuclide or cytotoxic agent.

“Notice Date” has the meaning set forth in Section 8.8.

“Notice of Objection” has the meaning set forth in Section 2.7(d)(i).

“Objection Period” has the meaning set forth in Section 2.7(d)(i).

“Order” means any writ, judgment, edict, decree, injunction, ruling, pronouncement, order, determination or other binding obligation of any Governmental Authority (whether preliminary or final).

“Ordinary Course of Business” means the operation of the Business by Seller and its Subsidiaries in the usual and customary way and consistent with their past practices through the date of this Agreement.

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, business rules and regulations, bylaws, operating agreement, certificate of limited partnership, partnership agreement, equityholders’ agreement or certificates of existence, or any non-U.S. equivalent of any of the foregoing, as applicable.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Parties” or “Party” has the meaning set forth in the preamble hereof.

“Patent Event” means Deferred Fixed Payment Event (5).

“Patent Event Aggregate Share Value” means the product of (a) 200,000 multiplied by (b) the Per Share Value.

“Patent Rights” has the meaning set forth in the definition of “Intellectual Property”.

“Payment Obligor” means Buyer, its Affiliates, any of their successors, and any transferee, assignee, licensee or sublicensee (and any of their transferees, assignees, licensees or sublicensees) of rights to any Product or any Intellectual Property related thereto. Distributors are not Payment Obligors.

“Per Share Value” means the closing price on the Closing Date for one Buyer Share on the principal stock exchange on which Buyer’s common shares are traded.

“Permitted Access Purpose” has the meaning set forth in Section 8.1(a).

“Permitted Lien” means (a) statutory Liens for taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which the appropriate reserves have established in accordance with IFRS, (b) Liens imposed on the Acquired Assets by virtue of any financing or other arrangement of Buyer or any of its Affiliates, and (c) Liens specifically identified on Schedule 1.1.

“Person” means any natural person, individual, corporation (including any non-profit corporation), partnership, joint venture, limited liability company, estate, trust, cooperative, foundation, society, political party, union, other unincorporated organization, joint stock company or Governmental Authority.

“Personally Identifiable Information” means any information that alone or in combination with other information held by Seller or any of its Affiliates can be used to specifically identify an individual Person and any individually identifiable health information, and includes all personal data (as defined in the GDPR).

“Phase 2 Clinical Trial” means a human clinical trial of a compound or product that would meet the description in U.S. 21 C.F.R. Part 312.21(b), as amended, or ICH Guidelines E8, and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population.

“Phase 3 Clinical Trial” means a human clinical trial of a compound or product that would meet the description in U.S. 21 C.F.R. Part 312.21(c), as amended, or ICH Guidelines E8, and is intended to (a) gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the compound or product and to provide an adequate basis for physician labeling, and (b) support Regulatory Approval for such compound or product.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Existing Entities” has the meaning set forth in the definition of “Acquiring Entity”.

“Privileged Information” means, with respect to each Party, information regarding such Party or its Affiliates, or any of its operations, assets or liabilities (whether in documents or stored in any other form or known to its employees or agents) that is protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable legal privilege, in each case that the other Party or its Subsidiaries may come into possession of or obtain access to in connection with this Agreement or the Ancillary Agreements.

“Proceeding” or “Proceedings” means any claim, action, arbitration, audit, hearing, inquiry, prosecution, contest, examination, proceeding, investigation, litigation, suit (whether civil, criminal, administrative, or investigative or appellate proceeding) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority, arbitrator or arbitration panel.

“Product” means any product that contains or is comprised of a Compound, including all formulations, modes of administration and dosage forms thereof.

“Product Transfer” has the meaning set forth in Section 2.8(e)(iii)(A).

“Purchase Price” has the meaning set forth in Section 2.7(a).

“Regulatory Approvals” means all permits, licenses, registrations, certificates, franchises, variances, exemptions, orders, Consents and authorizations of the applicable Regulatory Authority necessary for the marketing, Labeling, advertising, distribution, commercialization or sale of a pharmaceutical product for a particular indication in a country in the world ([***] separate pricing or reimbursement approvals, if required by applicable Law).

“Regulatory Authority” means any Governmental Authority that is responsible for issuing technical, medical, scientific, Labeling and similar licenses, registrations, authorizations, permits, certifications, variances, exemptions, orders and approvals necessary for the manufacture, commercialization, Labeling, distribution, use, storage, import, export, transport, marketing or sale of any Product.

“Regulatory Exclusivity” means the ability to exclude Third Parties from commercializing a Product in a country or to prevent Third Parties from referencing or otherwise relying on the preclinical and clinical data submitted to a Regulatory Authority in support of a Regulatory Approval for a Product in a country, through marketing or data exclusivity rights, orphan drug exclusivity, or such other rights conferred by a Regulatory Authority in such country, other than through Patent Rights.

“Regulatory Materials” means all submissions, supporting materials, and related correspondence to or from any Regulatory Authority in support of a Governmental Authorization or Regulatory Approval for the research, development, manufacture, distribution or commercialization of a biological, pharmaceutical or diagnostic product in a regulatory jurisdiction, and all documents referenced in the complete regulatory chronology for each Governmental Authorization and Regulatory Approval, including all Drug Master Files (as defined in 21 C.F.R. § 314.420), INDs, pricing and reimbursement approvals, and any non-U.S. equivalents of any of the foregoing.

“Representatives” means, with respect to any Person, any officers, directors, employees, Subsidiaries, attorneys, investment bankers, financial advisors, agents and other representatives of such Person or such Person’s Affiliates.

“Resolution Period” has the meaning set forth in Section 2.7(d)(ii).

“Restrictive Covenants” has the meaning set forth in Section 7.5.

“Retained Marks” means all Marks of Seller or any Affiliate of Seller, any derivative thereof, or any word or logo that is similar in sound or appearance to any of the foregoing or is otherwise confusingly similar thereto and, for the avoidance of doubt, shall include all business names, trade names, trademarks and domain names consisting of, or that include, the name “IPSEN”.

“Review Board” means all institutional review boards, privacy boards, data safety monitoring boards, or ethics committees responsible for review, oversight, or approval of any clinical trial involving a Compound or Product in any jurisdiction.

“Sales Events” means Deferred Fixed Payment Events (6) through (9).

“Segregate” means, with respect to a COC Competing Program, to segregate the research, development, manufacture, and commercialization activities relating to such COC Competing Program from the research, development, manufacture, or commercialization activities of the Pre-Existing Entities, [***]; provided, that senior management personnel of an Acquiring Entity may review and evaluate plans and information regarding the research, development, manufacture, or commercialization activities relating to such COC Competing Program solely in connection with monitoring (but, for clarity, not directing) the progress of products including portfolio decision-making among product opportunities.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Benefit Plan” means each Benefit Plan (a) sponsored, maintained or contributed to by Seller or any of its Subsidiaries or (b) under which Seller or any of its Subsidiaries has or may have any Liability.

“Seller Disclosure Letter” has the meaning set forth in the introductory paragraph to Article IV.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3(a).

“Seller Information” has the meaning set forth in Section 12.3(c).

“Seller’s Knowledge” means the actual knowledge of the Persons listed in Section 1.1 of the Seller Disclosure Letter and the knowledge such Persons would have after performing a reasonably diligent investigation with respect to the relevant matter.

“Share Purchase Agreement” has the meaning set forth in the recitals hereof.

“Standalone Diagnostic Product” means a Product that is developed for sale and, following the issuance of a Regulatory Approval therefor, is sold for Diagnostic Use under a Regulatory Approval that is separate from the Regulatory Approval(s) necessary for the development or sale of a Product for therapeutic or theranostic use.

“Standstill Period” has the meaning set forth in Section 2.8(e)(vi).

“Straddle Period” has the meaning set forth in Section 7.4.

“Subsidiary” means, with respect to any Person, any other Person which, at the time of determination, is directly or indirectly controlled by such first Person. For purposes of this definition, “control” (including, with correlative meanings, the term “controlled by”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Tax Return” means any return (including estimated returns), declaration, filing, report, claim for refund, information return or other statement relating to Taxes (whether in tangible, electronic or other form), including any schedule, supplement, appendices and exhibits or attachment thereto and any amendment thereof made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Taxes” means all federal, state, provincial, local and non-U.S. taxes, assessments, charges, duties, fees, levies or other similar amounts in the nature of a tax payable to a Taxing Authority, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, escheat and unclaimed property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, customs duties and import and export taxes, countervail and anti-dumping, social security (or similar), unemployment, employment insurance, health insurance, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar amounts and Canada, Quebec and other government pension plan premiums or contributions, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of, or collect Taxes.

“Territory” means worldwide.

“Third Party” means any Person other than Buyer or Seller that is not an Affiliate of Buyer or Seller.

“Third Party Acquisition” has the meaning set forth in Section 8.4(d).

“Third Party Claim” has the meaning set forth in Section 11.4(a).

“Third Party Payments” has the meaning set forth in Section 2.8(c)(i)(E).

“Transaction Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) relating to, or that would reasonably be expected to lead to, any (a) direct or indirect acquisition or sale of all or any material part of the Business or the Acquired Assets or (b) license or grant of rights to any Third Party of any of the Transferred Know-How, Licensed Know-How or Licensed Patent Rights (other than, in the case of this clause (b) any license or grant of rights permitted to be made under Section 6.1(b)); provided, that no inquiry, proposal or offer that relates solely to Seller’s and its Affiliates’ business of developing, manufacturing and commercializing the compounds known as [***] and products incorporating or comprising such compounds, shall be considered to be a Transaction Proposal; provided, that no rights to any asset that would constitute an Acquired Asset would be transferred or licensed pursuant to a transaction resulting from such Transaction Proposal, other than any license of Transferred Know-How in accordance with Section 8.10.

“Transactions” has the meaning set forth in the recitals hereof.

“Transfer Documents” means, collectively, any and all agreements, assignments, deeds, notarial forms, certificates and other instruments of sale, conveyance, transfer, assignment or assumption, as the case may be, between Seller and Buyer as necessary under the Law of the relevant jurisdiction or contemplated by this Agreement in order to transfer all right, title and interest of Seller in and to the Acquired Assets, and for the Assumed Liabilities to be effectively assumed by and transferred to Buyer, in accordance with the terms hereof, including the Bill of Sale and Assignment and Assumption Agreement.

“Transfer Taxes” means any transfer, conveyance, documentary, real estate transfer, mortgage recording, use, stamp, registration, and other similar taxes and fees (including any penalties and interest in respect thereof) imposed with respect to the Transactions other than VAT.

“Transferred Books and Records” has the meaning set forth in Section 2.1(e).

“Transferred Contracts” has the meaning set forth in Section 2.1(c).

“Transferred Know-How” has the meaning set forth in Section 2.1(b).

“Transferred Regulatory Materials” has the meaning set forth in Section 2.1(d).

“United States” and “U.S.” mean the United States of America (including its territories and possessions).

“Valid Claim” means: (a) a claim of an issued patent that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue, disclaimer, inter partes review, post grant review, other post grant procedures or similar proceedings; or (b) a claim of a pending patent application that has not been revoked, cancelled, withdrawn, held invalid, or abandoned and which has not been pending for more than [***] years from its first priority filing date.

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause “(a)” above, or elsewhere (including any consumption tax, goods and services tax, sales tax and turnover tax).

1.2 Construction. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Article,” “Exhibit,” “Schedule” and “Section” refer to articles, exhibits, schedules and sections of this Agreement (and, for the avoidance of doubt, do not refer to appendices, articles, sections, schedules and exhibits of any Ancillary Agreement). Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The word “or” is not exclusive, and as used in this Agreement shall mean “and/or”. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement (or any Ancillary Agreement) shall be made in Euros (€). References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Unless otherwise specified in this Agreement, in computing any period of time described in this Agreement, the date that is the reference date in calculating such period, or the day of the act or event after which the designated period of time begins to run, will be excluded, and the last day of the period so computed will be included. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

1.3 Performance of Obligations by Affiliates. Any obligation of Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller’s sole and exclusive option, either by Seller directly or by any Affiliate or designee of Seller that Seller causes to satisfy, meet or fulfill such obligation, in whole or in part; provided, that no such action shall relieve Seller of any obligation under this Agreement. Any obligation of Buyer under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer’s sole and exclusive option, either by Buyer directly or by any Affiliate or designee of Buyer that Buyer causes to satisfy, meet or fulfill such obligation, in whole or in part; provided, that no such action shall relieve Buyer of any obligation under this Agreement. With respect to any particular action, the use of the words “Seller shall” and “Seller agrees to,” and any similar variation with respect to any action, also means “Seller shall cause” the particular action to be performed, and the use of the words “Buyer shall,” “Buyer agrees to” and any similar variation with respect to any action, also means “Buyer shall cause” the particular action to be performed, because Seller and Buyer each understand, agree and acknowledge that they are entering into this Agreement on behalf of themselves and certain of their respective Affiliates. In case Seller undertakes any actions, agreements and obligations that should be performed by any Subsidiaries or Affiliates of Seller under the terms and conditions of this Agreement, Seller shall be deemed to be acting on behalf of such Subsidiaries or Affiliates. Notwithstanding the foregoing, in the event that the satisfaction of any obligation of a Party by any Affiliate of such Party leads to or increases the amount of any Taxes incurred by the Party that is the beneficiary of such obligation, then the amount of such Tax or such increased Tax shall be borne by the Party whose Affiliate satisfied such obligation.

ARTICLE II

PURCHASE AND SALE

2.1 Agreement to Purchase and Sell. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, for the consideration specified in Section 2.7, Seller shall grant, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller or any of its Subsidiaries, as of the Closing, in and to the following assets, properties, rights and interests free and clear of all Liens, other than Permitted Liens (collectively, the “Acquired Assets”):

(a) all Inventory;

(b) all Know-How and Information owned by Seller or any of its Subsidiaries [***] related to neurotensin receptor 1 or Neurotensin Receptor 1 Related Molecules, including radiolabeled complexes thereof (the “Transferred Know-How”);

(c) subject to Section 2.5, all Contracts of Seller or any of its Subsidiaries listed on Schedule 2.1(c) (the “Transferred Contracts”), and all rights, benefits and interests thereunder, from and after the Closing;

(d) all Regulatory Materials [***] related to the Business, including all materials set forth on Schedule 2.1(d) (the “Transferred Regulatory Materials”);

(e) all Books and Records, in each case, [***] related to the Business (including the Books and Records evidencing the Transferred Know-How and Licensed Know-How) (the “Transferred Books and Records”); provided, however, that if any Transferred Books and Records contain any information of Seller or any of its Subsidiaries not related to the Business, Seller may elect to redact those portions of such Transferred Books and Records to the extent pertaining to such other information or, in Seller’s sole discretion, Seller may deliver unredacted copies of such Transferred Books and Records containing information not related to the Business; provided, that such information shall be subject to the confidentiality provisions of this Agreement, shall remain the property of Seller, and Buyer shall have no rights with respect to such information; and

(f) all rights, claims or causes of action of Seller or its Subsidiaries against Third Parties to the extent related to the Business, the Acquired Assets or the Assumed Liabilities.

Seller shall deliver to Buyer the Acquired Assets as soon as reasonably possible, but in any event within [***] after the Closing Date; provided, that Regulatory Materials that are finalized after the Closing Date shall be delivered to Buyer or its applicable Affiliate within [***] after finalization; provided, further, that Seller shall retain any INDs included in the Acquired Assets until withdrawn in accordance with Section 8.5 (provided, that copies of such INDs shall be provided to Buyer as soon as reasonably possible, but in any event within [***], after the Closing Date); provided, further, that following the date hereof, the Parties will discuss and agree upon reasonable security measures for transmitting any Personally Identifiable Information that is included in the Acquired Assets, and that any compliance by Seller with such measures that results in the delivery of such data following such [***] period shall not be considered a breach of such obligation. All Acquired Assets shall be delivered to Buyer or its designated Affiliate at [***] cost and expense.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall not grant, sell, transfer, convey, assign or deliver, and Buyer shall not, nor shall Buyer have any right to, purchase, accept or otherwise acquire, any right, title or interest in any of the following assets, properties, rights or interests of Seller or any of Seller’s Affiliates, which are expressly excluded from the Acquired Assets and are not to be acquired by Buyer pursuant to this Agreement (the “Excluded Assets”):

(a) all assets and properties [***] not related to the Business;

(b) rights of Seller arising under this Agreement or the Ancillary Agreements or from the consummation of the Transactions;

(c) all Tax refunds, credits, offsets, rebates, recoveries, credits of Taxes, Tax losses, loss and credit carry-forwards and similar benefits related to the Acquired Assets or the Business for a Pre-Closing Tax Period or relating to the other Excluded Assets for all periods;

(d) all Tax Returns, as well as other Tax data and records, of the Business, the Acquired Assets, or any Tax Return of Seller or any of its Affiliates relevant in each case to Pre-Closing Tax Periods;

(e) any accounts receivable;

(f) all rights of Seller or its Affiliates relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, of the Business;

(g) any rights, claims or causes of action of Seller or its Affiliates against Third Parties [***] not related to the Business, Acquired Assets or Assumed Liabilities;

(h) all Contracts to which Seller or any of its Affiliates is a party that are not Transferred Contracts (the “Excluded Contracts”) and all fixed assets and equipment of Seller or any of its Affiliates;

(i) the Retained Marks;

(j) cash, cash equivalents, bank accounts, bank deposits and marketable securities on hand and in transit of Seller or any of its Affiliates;

(k) the corporate books and records of Seller and its Affiliates and all books and records related to the employees of Seller and its Affiliates;

(l) all current and prior insurance policies, and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(m) all Seller Benefit Plans and assets thereunder;

(n) all real property owned by Seller or its Affiliates, and all leasehold interests in real property, which interests are held by Seller or its Affiliates; and

(o) any assets or properties set forth on Schedule 2.2(o).

2.3 Assumed Liabilities. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, Buyer shall assume and agree to satisfy and discharge the following Liabilities (collectively, the “Assumed Liabilities”):

(a) subject to Section 8.5(d), all Liabilities arising out of the ownership or use of, or Buyer’s or any of its Affiliates’ performance under, any Acquired Asset or the conduct of the Business, to the extent [***];

(b) all Liabilities to suppliers for materials and services to the extent related to the Business ordered prior to the Closing, but delivered or provided thereafter, to the extent such orders are listed on Schedule 2.3(b) or are placed during the Pre-Closing Period in compliance with Section 6.1;

(c) all Liabilities to make royalty, milestone or deferred payments or any other contingent payments under the 3BP License that become payable after the Closing, other than any milestone payment thereunder that becomes payable as a result of achievement of the corresponding milestone event by Seller or its Subsidiaries prior to the Closing; and

(d) all Liabilities for (i) Transfer Taxes as described in Section 7.1 and (ii) Taxes (other than Transfer Taxes) attributable to the Acquired Assets or the operations or the income of the Business for any Post-Closing Tax Period, to the extent that such Liabilities do not relate to any failure to perform or other breach, default or violation by Seller or any of its Subsidiaries or Affiliates prior to or at the Closing.

2.4 Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities of the Business or of Seller or of any of Seller’s Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the following shall constitute the Excluded Liabilities notwithstanding any other provision of this Agreement:

(a) all Liabilities for Taxes (other than Transfer Taxes) attributable to the Acquired Assets or the operations or the income of the Business for any Pre-Closing Tax Period, including any Taxes allocated to a Pre-Closing Tax Period pursuant to Section 7.4;

(b) all Liabilities with respect to employees of Seller and its Affiliates, including any Liabilities related to the termination of any ARD Employee’s employment with Seller or its Affiliates, but excluding any such termination-related Liabilities to the extent arising out of [***];

(c) all Liabilities related to the Seller Benefit Plans;

(d) all Liabilities related to any Excluded Asset;

(e) all Liabilities arising out of the ownership or use of, or Seller’s or any of its Affiliates’ performance under, any Acquired Asset or the conduct of the Business, to the extent (i) arising or occurring prior to the Closing or (ii) arising out of or accruing as a result of any facts or occurrences existing prior to the Closing, including any failure to perform or other breach, default or violation by Seller or any of its Subsidiaries or Affiliates of a Transferred Contract or any Law applicable to the Business or the Acquired Assets prior to or at the Closing; and

(f) all Liabilities arising out of any clinical trial with respect to any Product that was commenced prior to the Closing, including all Liabilities arising out of the completion or termination of any clinical trial contemplated under Section 8.5.

2.5 Procedures for Assignments.

(a) Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset (or right, benefit or obligation thereunder or resulting therefrom) if an assignment or transfer thereof, without the Consent of a Person, would constitute a breach or violation thereof and such Consent is not obtained at or prior to the Closing. Seller shall use commercially reasonable efforts to obtain all such Consents prior to the Closing. If Seller is not successful in obtaining any such Consent at or prior to the Closing, then the Parties agree that, for [***], Seller will use its commercially reasonable efforts [***], subject to Section 2.5(c), to obtain such Consent. Without limiting the representations and warranties of Seller set forth in Section 4.3 and Section 4.9, the fact of a failure to obtain any such Consent shall not result in a breach of this Agreement in any manner.

(b) If Seller is not successful in transferring or assigning any Acquired Asset or right, benefit or obligation thereunder or resulting therefrom at the Closing in accordance with Section 2.5(a), then following the Closing and pending the receipt of such Consent, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide Buyer with the benefits and burdens of any such Acquired Assets and any right, benefit or obligation thereunder or resulting therefrom as if the appropriate Consent had been obtained, including provision of the consideration and other economic benefits to be received by Buyer in and under every Acquired Asset and right, benefit or obligation thereunder or resulting therefrom, which consideration shall be held for the benefit of, and shall be promptly delivered to, Buyer. Once the applicable Consent for the assignment or transfer of any such Acquired Asset not assigned or transferred at the Closing is obtained, Seller shall assign and transfer such Acquired Asset to Buyer at no additional cost. To the extent that any such Acquired Asset cannot be transferred or the full benefits and burdens of use of any such Acquired Asset cannot be provided to Buyer following the Closing pursuant to this Section 2.5, then Buyer and Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Consent (provided, that, with respect to any such asset that is a Contract, such obligation shall continue for only so long as the applicable Contract is in effect). Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller or any of its Affiliates in connection with the use of any asset in connection with the arrangements under this Section 2.5. To the extent that Buyer is provided the benefits and burdens of any Acquired Asset or right, benefit or obligation thereunder or resulting therefrom referred to herein (whether from Seller or otherwise) as if the appropriate Consent had been obtained, Buyer shall discharge and perform the Liabilities of Seller thereunder or in connection therewith, as applicable, to the same extent as if the appropriate Consent had been obtained.

(c) Notwithstanding the foregoing in Sections 2.5(a) and 2.5(b), neither Party nor any of its respective Affiliates shall have any obligation to (i) pay sums of money or provide any guarantee or other consideration, or agree to any undertaking, in connection with obtaining the Consents referred to in this Section 2.5 or otherwise agree to any action that would adversely affect any Party or its Affiliates, or any Party’s or its Affiliates’ businesses or operations, or any right or obligation of such Party or any of its Affiliates under any Contract related to such Consents, (ii) waive or discharge any Liabilities owing to either Party or its Affiliates by any counterparty under any such Contract, (iii) waive any rights of any Party or its Affiliates under any such Contracts or (iv) amend, modify, supplement or otherwise change in any material respect (including any change that adversely affects pricing) the terms of any such Contract; provided, however, that nothing in this Section 2.5(c) shall relieve Seller or any of its Affiliates of any of its obligations under any Acquired Asset for which a Consent is required to transfer to Buyer.

2.6 Wrong Pocket Assets.

(a) Subject to Section 2.5, if any Acquired Asset remains vested in Seller or any of its Affiliates following Closing, Seller shall (or shall cause its applicable Affiliate to) transfer such Acquired Asset as soon as reasonably practicable to Buyer or its designee for no additional consideration. Seller shall notify Buyer as soon as reasonably practicable upon becoming aware that that there are any Acquired Assets in its possession or control or that of any Affiliate of Seller.

(b) If any Excluded Asset is vested in Buyer or any of its Affiliates following Closing, Buyer shall (or shall cause its applicable Affiliate to) transfer such Excluded Asset as soon as reasonably practicable to Seller or its designee for no consideration. Buyer shall notify Seller as soon as reasonably practicable upon becoming aware that that there are any Excluded Assets in its possession or control.

2.7 Purchase Price.

(a) In consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall, in addition to the assumption of the Assumed Liabilities:

(i) issue to Seller Four Hundred Thousand (400,000) Buyer Shares (subject, if applicable, to Section 12.18);

(ii) pay to Seller an amount equal to the Inventory Value;

(iii) subject to Section 2.8(a)(iii), upon the achievement of the Patent Event, issue to Seller the Buyer Shares constituting the corresponding Deferred Fixed Payment in accordance with Section 2.8(a);

(iv) upon the achievement of any Deferred Fixed Payment Event (other than the Patent Event), pay to Seller the corresponding Deferred Fixed Payment in accordance with Section 2.8(a); and

(v) pay to Seller each Deferred Variable Payment in accordance with Section 2.8(b).

The Closing Aggregate Share Value, the Inventory Value, the Patent Event Aggregate Share Value, and the amounts described in the foregoing clauses (iv) and (v), in the aggregate, shall be referred to as the “Purchase Price”. Seller shall have the right, no later than [***] prior to the issuance or payment of any portion of Purchase Price, to designate that such issuance or payment shall be made by Buyer directly to one of Seller’s Affiliates; provided, however, that Seller shall be responsible for any amount of Tax or any increase in the amount of Tax payable with respect to any such payment resulting from such designation.

(b) No later than [***] prior to the Closing Date, Seller shall deliver to Buyer a preliminary, non-binding statement setting forth, in reasonable detail, an itemized list of all Inventory together with Seller’s good faith estimate of the Inventory Value. No later than [***] prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth, in reasonable detail, an itemized list of all Inventory together with Seller’s good faith estimate of the Inventory Value, which amount shall not exceed €737,828.80 (such estimate, the “Estimated Inventory Value”).

(c) Within [***] after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Closing Date Statement”) setting forth in reasonable detail its determination of the Inventory as of the Closing Date and the Inventory Value (the “Closing Inventory Value”). If either Party conducts a physical inspection of the Inventory for the purpose of preparing the Closing Date Statement, such Party shall allow the other Party to have a Representative present for such physical inspection. To the extent that any of the Inventory has not been transferred to the control of Buyer prior to the date such Closing Date Statement is due to be delivered by Buyer, Seller shall and shall cause its applicable Affiliates and Third Party contractors to provide Buyer and its Representatives access to such Inventory solely for the purpose of preparing the Closing Date Statement. Notwithstanding anything to the contrary in this Section 2.7, the Closing Inventory Value shall not exceed €737,828.80.

(d) Objections; Resolutions of Disputes.

(i) Unless Seller notifies Buyer in writing within [***] after Buyer’s delivery of the Closing Date Statement (such [***] period, the “Objection Period”) of any good faith objection to the Inventory or Closing Inventory Value set forth therein (a “Notice of Objection”), the Closing Date Statement shall be final and binding. Following the delivery of the Closing Date Statement and solely for purposes of Seller’s review of the Closing Date Statement and preparation of any Notice of Objection or as reasonably requested by Seller in connection with the resolution of any disputes, Buyer shall permit Seller and its Representatives to review the work papers of Buyer and its Representatives relating to the Closing Date Statement and will provide Seller and its Representatives with access to the Inventory. Any Notice of Objection shall specify in reasonable detail each item that Seller disputes, the amount in dispute for each such dispute and a description in reasonable detail of the basis for the objections set forth therein. Seller and Buyer acknowledge that the sole purpose of the determination of the Closing Inventory Value is to adjust the Purchase Price so as to reflect the difference between the Closing Inventory Value and the Estimated Inventory Value, and that in order to do so the Closing Inventory Value and the Estimated Inventory Value need to be calculated in the same manner, without regard to any changes in IFRS that become effective following Seller’s calculation of the Estimated Inventory Value.

(ii) If Seller provides a Notice of Objection to Buyer within the Objection Period, Seller and Buyer shall, during the [***] period following Buyer’s receipt of the Notice of Objection (such [***] period, as the same may be extended upon mutual agreement of the Parties, the “Resolution Period”), attempt in good faith to resolve Seller’s objections. If Seller and Buyer reach an agreement with respect to any of Seller’s objections, the agreement(s) for any such resolved objections shall be reduced to writing and shall be final and binding on the Parties. If Seller and Buyer are unable to resolve all such objections within the Resolution Period, the matters remaining in dispute shall be submitted to the Independent Accountant for resolution. If the Independent Accountant is required to be engaged under this Section 2.7(d), the Independent Accountant shall be engaged pursuant to an engagement letter among Seller, Buyer and the Independent Accountant on terms and conditions consistent with this Section 2.7(d). The Independent Accountant shall be instructed, pursuant to such engagement letter, to resolve only those matters that are set forth in the Notice of Objection and that remain in dispute at the time of its engagement, and not to otherwise investigate any matter independently. Seller and Buyer shall instruct the Independent Accountant to render its reasoned written decision on such matters as promptly as practicable, but in no event later than [***] from the date that the unresolved objections are submitted to the Independent Accountant for review. Seller and Buyer each agree to furnish to the Independent Accountant access to such individuals and such information, books and records as may be reasonably required by the Independent Accountant to make its final determination (any such information, books and records shall be provided to the other Party prior to its submission or presentation to the Independent Accountant). Except as Seller and Buyer may otherwise agree, all communications between Seller and Buyer or any of their respective Representatives, on the one hand, and the Independent Accountant, on the other hand, shall be in writing with copies concurrently delivered to the non-communicating Party.

(iii) With respect to each disputed item to be resolved by the Independent Accountant under Section 2.7(d)(ii), the Independent Accountant’s decision, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Notice of Objection or Buyer in the Closing Date Statement with respect to such disputed item. The resolution of disputed items by the Independent Accountant shall be final and binding on the Parties (absent manifest error). All fees and expenses of the Independent Accountant in respect of services pursuant to this Section 2.7(d), and of any enforcement of the determination thereby, shall be borne by Buyer and Seller in inverse proportion to the difference between the Independent Accountant’s final determination and of the amounts advocated by Seller or Buyer with respect to such items, as applicable. The fees and expenses of Representatives of a Party incurred in connection with the preparation or review of documentation provided to the Independent Accountant shall be borne by such Party.

(iv) Within [***] after the date on which the Closing Date Statement (and the Closing Inventory Value contained therein) becomes final and binding on Seller and Buyer in accordance with Section 2.7, (A) if the Closing Inventory Value is less than the Estimated Inventory Value, the Purchase Price shall be adjusted downward by the amount of such difference, and Seller shall pay the amount of such difference to Buyer and (B) if the Closing Inventory Value is greater than the Estimated Inventory Value, the Purchase Price shall be adjusted upward by the amount of such excess, and Buyer shall pay the amount of such excess to Seller. Any payment under this Section 2.7(d)(iv) shall be made by wire transfer of immediately available funds to an account designated in writing by the payee (such designation to be made at least [***] prior to the date on which such payment is due).

(v) Following the Closing and until the date the Closing Date Statement has become final and binding pursuant to this Section 2.7(d), each Party shall (A) provide or cause to be provided to the other Party and its Representatives remote access upon reasonable notice during normal business hours to the personnel and records of such Party and its Affiliates, and such Party’s, its Affiliates’ and its and their accountants’ work papers, in each case that are relevant to the preparation of the Closing Date Statement, any Notice of Objection and the adjustments contemplated by this Section 2.7(d), and (B) cause its personnel to cooperate with the requesting Party and respond to such Party’s requests for information promptly with respect thereto. Neither Party’s accountants shall be obligated to make any work papers available to any Person under this Section 2.7(d)(v) unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

2.8 Deferred Payments.

(a) Deferred Fixed Payments.

(i) Deferred Fixed Payments. Subject to the terms of this Section 2.8, upon the first occurrence of each of the following events (each, a “Deferred Fixed Payment Event”), Buyer shall (A) pay to Seller the corresponding amount or (B) in the case of the Patent Event, issue to Seller the corresponding Buyer Shares in accordance with the Share Purchase Agreement (each, a “Deferred Fixed Payment”):

Development and Regulatory Events
	Deferred Fixed Payment Event	Deferred Fixed Payment
(1)	[***]	€[***]
(2)	[***]	€[***]
(3)	[***]	€[***]
(4)	[***]	€[***]

Patent Event
	Deferred Fixed Payment Event	Deferred Fixed Payment
(5)	[***]	200,000 Buyer Shares (subject, if applicable, to Section 12.18)

Sales Events
	Deferred Fixed Payment Event	Deferred Fixed Payment
(6)	Achievement of Annual Net Sales of greater than €[***]	€[***]
(7)	Achievement of Annual Net Sales of greater than €[***]	€[***]
(8)	Achievement of Annual Net Sales of greater than €[***]	€[***]
(9)	Achievement of Annual Net Sales of greater than €[***]	€[***]

Each of the foregoing Deferred Fixed Payments shall be payable a maximum of one (1) time as set forth in the foregoing charts regardless of (A) the number of Products achieving the applicable Deferred Fixed Payment Event or (B) the number of indications for which a Product achieves the applicable Deferred Fixed Payment Event, and no Deferred Fixed Payments shall be due hereunder for subsequent or repeated achievement of such Deferred Fixed Payment Events. The Deferred Fixed Payments corresponding to the Sales Events are additive, such that if more than one Sales Event is achieved in the same calendar year, then each corresponding Deferred Fixed Payment will be payable. The maximum Deferred Fixed Payment for the Development and Regulatory Events is Sixty Seven Million Five Hundred Thousand Euros (€67,500,000). The maximum Deferred Fixed Payment for the Patent Event is two hundred thousand (200,000) Buyer Shares (subject, if applicable, to Section 12.18). The maximum Deferred Fixed Payment for the Sales Events is Three Hundred Fifty Million Euros (€350,000,000). The maximum Deferred Fixed Payments in the aggregate is Four Hundred Seventeen Million Five Hundred Thousand Euros (€417,500,000) plus two hundred thousand (200,000) Buyer Shares (subject, if applicable, to Section 12.18).

(ii) Skipped Deferred Fixed Payment Events. With respect to the Development and Regulatory Events: (a) if for any reason Deferred Fixed Payment Event (1) does not occur before the first to occur of Deferred Fixed Payment Event (2) or any First Commercial Sale Event, then Deferred Fixed Payment Event (1) will be deemed to occur concurrently with the first to occur of Deferred Fixed Payment Event (2) or any First Commercial Sale Event and (b) if for any reason Deferred Fixed Payment Event (2) does not occur before any First Commercial Sale Event is achieved, then Deferred Fixed Payment Event (2) will be deemed to occur concurrently with the first First Commercial Sale Event to occur.

(iii) Patent Event Early Achievement. In the event that the Patent Event is achieved prior to the Closing Date, the Deferred Fixed Payment corresponding to the Patent Event shall be issued to Seller at Closing.

(b) Deferred Variable Payments. Subject to the terms of this Section 2.8, Buyer shall make payments (each such payment, a “Deferred Variable Payment”) to Seller based on a percentage of Annual Net Sales of Products in the Territory during the Deferred Variable Payment Terms, which Deferred Variable Payments shall be equal to the percentage rate set forth as follows:

Annual Net Sales	Rate
For that portion of Annual Net Sales less than or equal to €[***]	[***]%
For that portion of Annual Net Sales greater than €[***] and less than or equal to €[***]	[***]%
For that portion of Annual Net Sales greater than €[***]	[***]%

For illustrative purposes only and not in limitation of anything set forth in this Section 2.8, a sample calculation of Deferred Variable Payments is set forth on Exhibit B.

(c) Deferred Variable Payment Rate Reductions.

(i) Notwithstanding Section 2.8(b):

(A) from and after the end of the first calendar quarter in which a Product is sold in a country in the Territory and [***], the rate for such Product set forth in Section 2.8(b) with respect to such country shall be reduced by [***] percent ([***]%);

(B) from and after the end of the first calendar quarter in which a Product is sold in a country in the Territory and [***], the rate for such Product set forth in Section 2.8(b) with respect to such country shall be reduced by [***] percent ([***]%); provided, for the avoidance of doubt, that if at such time the reduction described in Section 2.8(c)(i)(A) shall have gone into effect with respect to such Product in such country, the total reduction as a result of Section 2.8(c)(i)(A) and this Section 2.8(c)(i)(B) shall be [***] percent ([***]%);

(C) if in any country in the Territory during the Deferred Variable Payment Term in such country for a Product, Loss of Exclusivity occurs with respect to such Product in such country, then from and after the end of the calendar quarter in which such Loss of Exclusivity first occurs, the Deferred Variable Payments due to Seller pursuant to Section 2.8(b) with respect to such Product in such country shall be reduced by [***] percent ([***]%) thereafter;

(D) if in any country in the Territory during the Deferred Variable Payment Term in such country for a Product, [***]; and

(E) if any Payment Obligor enters into an agreement with a Third Party in order to obtain a license or other right to a Valid Claim of Patent Rights that is necessary to make, use or sell a Compound or Product in any country in the Territory in order to avoid infringing Third Party Patent Rights, Buyer shall be entitled to deduct from any Deferred Variable Payments payable under Section 2.8(b) with respect to such Product in such country [***] percent ([***]%) of [***] amounts paid to such Third Party in respect of such agreement, in each case, to the extent reasonably allocable to such Product and Patent Rights in such country (“Third Party Payments”). Notwithstanding the foregoing, in no event shall Third Party Payments made in connection with a license or other rights to Patent Rights obtained specifically in connection with a change in the radioisotope in a given Compound be eligible to reduce Deferred Variable Payments under this Section 2.8(c)(i)(E).

(ii) Notwithstanding any other provision of this Agreement, in no event shall the reductions made pursuant to Section 2.8(c)(i) with respect to any Product in any country reduce by more than [***] percent ([***]%) the Deferred Variable Payments that would otherwise be owed by Buyer under Section 2.8(b) with respect to such Product in such country in any calendar quarter. [***].

(d) Payment Terms.

(i) Currency and Conversion. Subject to the following sentence, all payments under this Agreement shall be in Euros (€). Whenever calculations of Net Sales or Deferred Variable Payments require conversion from any currency into Euros, Buyer shall convert into Euros, using the exchange rate corresponding to the average, over the applicable period to which such Net Sales or Deferred Variable Payments relate, of the daily European Central Bank foreign exchange reference rate of the Euro against the currency of the country in which the applicable Net Sales were made.

(ii) Deferred Fixed Payments.

(A) Promptly following the first achievement of any Development and Regulatory Event, but in no event later than [***] days thereafter, Buyer shall inform Seller of the achievement of such Development and Regulatory Event and Buyer shall pay to Seller, by wire transfer of immediately available funds in accordance with written instructions provided by Seller, the corresponding Deferred Fixed Payment.

(B) Promptly following the first achievement of any Sales Event, but in no event later than [***] days thereafter, Buyer shall inform Seller of the achievement of such Sales Event and Buyer shall pay to Seller, by wire transfer of immediately available funds in accordance with written instructions provided by Seller, the corresponding Deferred Fixed Payment.

(iii) Deferred Variable Payments and Reporting. After the First Commercial Sale of a Product in the Territory, Buyer shall calculate Deferred Variable Payments quarterly at the end of each calendar quarter and shall pay to Seller, by wire transfer of immediately available funds in accordance with written instructions provided by Seller, Deferred Variable Payments on Annual Net Sales achieved during such calendar quarter within [***] days after the end of each of the first three calendar quarters of the year and within [***] days after the end of the fourth calendar quarter of the year. With each such payment, Buyer shall provide in writing to Seller for the relevant calendar quarter the following information on a country-by-country and Product-by-Product basis (all of which shall constitute Buyer Information):

(A) the amount of Product sold, the Net Sales (expressed in Euros where gross sales are invoiced in Euros and, for gross sales invoiced in any other non-Euro currency, the applicable conversion rates and the resulting amount in Euros, in accordance with the provisions of Section 2.8(d)(i)) on a Product-by-Product basis, in value; and

(B) the total Deferred Variable Payments payable (expressed in Euros, in accordance with the provisions of Section 2.8(b)) on a Product-by-Product basis.

(iv) Late Payments. Any payment under this Agreement that is not timely paid shall bear interest, to the extent permitted by applicable Law, at the lesser of: (A) [***] percentage points above the prime rate of interest of the European Central Bank as announced on the date such payment is due (provided, that if such prime rate is negative, the rate in this clause (A) shall be [***]%), and (B) the highest rate permitted under applicable Law, which payments shall be calculated on the number of days such a payment is overdue starting on the first day of the payment being overdue, compounded monthly. Except as set forth in the immediately preceding sentence, no interest shall accrue or be paid on any portion of any Deferred Fixed Payment or Deferred Variable Payment.

(v) Accounting and Audit. Buyer and its Affiliates shall, and shall cause all other Payment Obligors to, maintain full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all Deferred Variable Payments payable under this Agreement and verifying all other payments to be made pursuant to this Agreement. Buyer and its Affiliates shall, and shall cause all other Payment Obligors to, permit Seller, by independent accountants selected by Seller and reasonably acceptable to Buyer, to examine such books and records at any reasonable time, but not later than [***] following the rendering of any corresponding reports, accountings and payments pursuant to this Agreement. The foregoing right of audit may be exercised only once during any [***] period, except in the event that a previous audit during such [***] period detected any material inaccuracies in payments, in which case, Seller may exercise its right of audit once more during such [***] to confirm that such inaccuracies have been corrected. The auditing accountants shall be required by Buyer or its Affiliates to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Seller or its Affiliates any information other than such as relates to the accuracy of reports and payments made or due hereunder. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the Parties. Seller shall bear the cost of any such audit; provided, that if the audit shows an underpayment due by Buyer to Seller of more than [***] percent ([***]%) of the amount due, then Buyer shall promptly reimburse Seller for the costs of accountants incurred in connection with such audit. If the audit concludes that (A) additional amounts are owed by Buyer, Buyer shall promptly pay to Seller the amount of any such underpayment revealed by such audit, together with the costs of the accountants, as applicable; or (B) excess payments were made by Buyer, Buyer shall be entitled to set-off against and deduct the amount of any such excess payment from any Deferred Fixed Payment or Deferred Variable Payment that is then due and payable hereunder, or which becomes due and payable hereunder within [***] following such conclusion, or if no Deferred Fixed Payments or Deferred Variable Payments become due and payable hereunder within [***] following such conclusion, Seller shall promptly reimburse Buyer for such excess payments.

(vi) [***].

(e) Other Terms.

(i) Commercially Reasonable Efforts. Buyer shall use Commercially Reasonable Efforts to achieve each of the Deferred Fixed Payment Events (1) through (4) and to market, promote, sell and distribute at least one (1) Product in [***]. This obligation shall expire, and this Section 2.8(e)(i) shall have no further force and effect, upon the achievement of the last Deferred Fixed Payment Event. Seller acknowledges and agrees that the conversion, by Buyer, of one or more Products to an alpha isotope and any delay caused by such conversion shall not, in and of itself, constitute a failure to use Commercially Reasonable Efforts. Seller acknowledges and agrees that the Development and Regulatory Events, Sales Events and sales levels set forth under Section 2.8(b), shall not be construed as representing an estimate or projection of anticipated results or sales of the Products, or implying any level of diligence or Commercially Reasonable Efforts and that the Development and Regulatory Events, Sales Events and such sales levels are merely intended to define Buyer’s deferred payment obligations in the event that such events or sales levels are achieved.

(ii) Reporting.

(A) Development Reports. On July 31 of each calendar year until the filing of Regulatory Approval at the FDA and the EMA and thereafter once annually by January 30 of each calendar year, Buyer will provide to Seller a written progress report that will describe the development activities that Buyer or its Affiliates (including any Payment Obligors) have performed or caused to be performed during the preceding twelve (12) month period and that are intended to be performed during the following twelve (12) month period. Such reports shall include any regulatory activities, including preparation and design of clinical studies, filing of INDs and other clinical trial applications, preparation and design of MAAs, conduct and progress of Regulatory Approval processes, including meeting minutes and other material correspondence with the FDA and any comparable Regulatory Authorities outside of the U.S., and pricing and reimbursement strategies and activities regarding the establishment of manufacture processes (including radiolabeling) and obtaining manufacturing licenses or other manufacturing permits. The reporting shall be made on a Product-by-Product basis and, as regards regulatory activities, in addition, on a country-by-country basis. The reporting shall include demonstration of whether a Compound or Product is developed for therapeutic or diagnostic use. Within three (3) months from the receipt of each report, Seller shall be entitled to request from Buyer a meeting (by means of video or telephone conference or similar method through which all participants in the meeting can hear each other) to discuss the last-received report and such meeting shall [***] take place within thirty (30) days following such request. Buyer shall make available for such meeting sufficiently experienced and qualified personnel of Buyer to discuss such report. Each Party shall bear its costs arising in connection with such meeting. All reports made under this Section 2.8(e)(ii)(A) shall be deemed Buyer Information. After the occurrence of the First Commercial Sale of a Product, Buyer shall no longer have an obligation to submit any annual development report under this Section 2.8(e)(ii)(A) in relation to such Product, unless there are ongoing development activities for such Product for any other indication than that for which the First Commercial Sale occurred, in which event the obligation to submit annual development reports pursuant to this Section 2.8(e)(ii)(A) continues until termination of all development activities with respect to such Product.

(B) Commercialization Reports. On March 31 of each calendar year after the First Commercial Sale of a Product, Buyer will provide to Seller a written progress report that will describe the commercialization activities that all Payment Obligors have performed or caused to be performed during the preceding calendar year and which all Payment Obligors intend to perform during the following calendar year for such Product. The reporting shall be made on a Product-by-Product basis and country-by-country basis. The reports shall include any commercialization activities, marketing and promotion activities, reimbursement and pricing activities and any pharmacovigilance events and reporting. All reports made under this Section 2.8(e)(ii)(B) shall be deemed Buyer Information.

(C) Reporting Under 3BP License. With respect to the period from January 1, 2021 to the Closing Date, Seller shall provide to Buyer, within 60 days following the Closing Date, a description of the activities undertaken in connection with any clinical study of any Compound or Product conducted by or on behalf of Seller or its Affiliates during such period for inclusion by Buyer in the report covering such period to be submitted under Section 5.3 of the 3BP License. Following the Closing, for so long as any clinical study of any Compound or Product is conducted by or on behalf of Seller or its Affiliates until such time as the clinical study report for each such study, if any, has been completed and provided to Buyer or such study has been terminated and Seller has provided a final report under this Section 2.8(e)(ii)(C) with respect to such study, Seller shall provide to Buyer, within ten (10) days following the end of the applicable reporting period under Section 5.3 of the 3BP License, a description of the activities undertaken in connection with any such clinical study during the applicable reporting period for inclusion by Buyer in the report to be submitted under Section 5.3 of the 3BP License. The information to be provided by Seller under this Section 2.8(e)(ii)(C) shall, to the extent possible, be in a format consistent with the development reports submitted by Seller or its Affiliates to 3B Pharmaceuticals GmbH under Section 5.3 of the 3BP License prior to the Closing Date.

(iii) Product Transfers.

(A) The Contract under which any Payment Obligor obtains a license or other rights to any Product or Intellectual Property related thereto from Buyer or any of its Affiliates (any such acquisition, a “Product Transfer”) shall obligate the Payment Obligor to comply with the covenants in Sections 2.8(d)(v), 2.8(e)(i), 2.8(e)(ii) and this Section 2.8(e)(iii), and to provide Buyer with all information necessary to calculate Net Sales with respect to such Product(s) and to satisfy its obligations set forth in Sections 2.8(d)(iii) and 2.8(e)(ii) (and Buyer shall use commercially reasonable efforts to enforce such obligations).

(B) Buyer shall give Seller written notice of any Third Party becoming a Payment Obligor within [***] after consummation thereof, which notice shall include a reasonably detailed description of such Product Transfer, including the products and countries or territories subject to such Product Transfer.

(C) Buyer and its Affiliates and permitted successors and assigns shall not, and Buyer shall use commercially reasonable efforts to cause all other Payment Obligors not to, engage in any transaction or a series of transactions (including by merger or consolidation or otherwise by operation of law), but excluding any transaction or series of transactions that would result in a Change of Control of Buyer, that would result in the sale, conveyance, transfer or other disposition of all or substantially all of Buyer’s and its Affiliates’ rights covering any Product to a Third Party, unless, and as a condition thereto, the transferee or successor assumes and succeeds to all of the obligations of Buyer set forth in Section 2.8 and prior to or simultaneously with the closing of such transaction delivers to Seller an instrument of assumption for the benefit of Seller and its Affiliates, and in form reasonably acceptable to Seller, effecting such assumption and succession. Any such Product Transfer will not release Buyer from its obligations under Section 2.8.

(iv) Certain Rights. The right of Seller to receive Deferred Fixed Payments and Deferred Variable Payments if and when such payments become due and payable in accordance with this Section 2.8: (A) does not give any of the Sellers dividend rights, voting rights, liquidation rights, preemptive rights or other rights of shareholders of Buyer, other than by virtue of ownership of any Buyer Shares issued upon satisfaction of the Patent Event; (B) shall not be represented by any form of certificate or other instrument; (C) does not represent any right other than the right to receive the consideration set forth in this Section 2.8; and (D) except as otherwise provided in Section 12.1, shall not be assignable or transferable except by operation of Law, without Buyer’s prior written consent (and neither Buyer nor Seller shall give effect to any purported assignment or transfer made in contravention of this clause (D) (and any such purported assignment or transfer shall be void and of no effect)).

(v) Information. Seller (A) acknowledges that the information provided by Buyer under this Section 2.8 may constitute material, non-public information of Buyer, (B) is aware that United States federal and state securities Laws restrict persons with material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such company’s securities and (C) agrees that Seller and its Affiliates shall not use or disclose any information provided by Buyer under this Section 2.8 in violation of such Laws.

(vi) Standstill. From the Closing Date until [***] (the “Standstill Period”), and without limitation of the other restrictions contained herein, Seller will not, and will cause its Affiliates not to, without the prior written consent of Buyer: (A) except to the extent issuable by Buyer under this Agreement and the Share Purchase Agreement, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities (or constructive economic ownership, including through any security, contract right or derivative position the value of which to the “owner” changes in reference to a change in the value of any voting securities (or other securities derived from the value of any voting equity securities) of Buyer, without regard to any hedge that may have been entered into with respect to such position) of Buyer; (B) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the U.S. Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Buyer; (C) make any public announcement with respect to, or publicly submit a proposal for, or offer of (with or without conditions) any Extraordinary Transaction; (D) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with any of the foregoing, or otherwise enter into discussions or agree to any arrangements with any Third Parties with respect to the foregoing; (E) publicly announce any intention or plan inconsistent with the foregoing; (F) take any action that reasonably would be expected to require Buyer to make a public announcement regarding the foregoing or (G) advise, assist or encourage any other Person (including serving as a financing source for any other Person) in connection with any of the matters described in the foregoing clauses (A) through (F). [***]. Notwithstanding the foregoing, this Section 2.8(e)(vi) shall not prohibit or otherwise prevent or restrict any of the following (and none of the following shall constitute a breach of this Agreement): (i) confidential communications by Seller or any of its Representatives to Buyer in relation to a transaction, arrangement or activity that would otherwise be prohibited or restricted by this Section 2.8(e)(vi); (ii) passive investments by any pension or employee benefit plan or trust sponsored by or affiliated with Seller or its Affiliates; (iii) Seller’s (or Seller’s Affiliate’s) acquisition or ownership of shares of any mutual fund, venture fund or similar investment vehicle or fund that owns securities of Buyer (or any of Buyer’s Subsidiaries); (iv) ownership of securities of Buyer (or any of Buyer’s Subsidiaries) by a Person acquired by Seller (or any of Seller’s Affiliates) to the extent such ownership existed prior to such acquisition by Seller or any of Seller’s Affiliates; (v) acquisitions of Buyer Shares as part of the Purchase Price; (vi) acquisitions of assets of Buyer or its Subsidiaries by Seller (or any of Seller’s

Affiliates) in the ordinary course of business; or (vii) the exercise by Seller (or any of Seller’s Affiliates) of any rights that Seller (or Seller’s Affiliates) may have with respect to the assets or securities of Buyer or any of Buyer’s Subsidiaries in Seller’s (or Seller’s Affiliate’s) capacity as a creditor of Buyer or any of Buyer’s Subsidiaries. Notwithstanding any other provision of this Agreement, the Standstill Period shall terminate automatically upon (1) Buyer entering into a definitive agreement with any Person to effectuate a transaction that would result in the acquisition, directly or indirectly, by any Person of assets constituting more than fifty percent (50%) of the properties or assets of Buyer and its Subsidiaries (taken as a whole) or beneficial ownership of more than fifty percent (50%) of Buyer’s outstanding equity securities entitled to vote in the normal course in the election of the board of directors (“Equity Securities”), unless it can be determined (based on information publicly available at the time of announcement of the entering into of such agreement) that the holders of the Equity Securities of Buyer prior to such transaction will own, immediately following such transaction, more than fifty percent (50%) of the Equity Securities of either (i) the Person resulting from such transaction or (ii) if applicable, the ultimate parent that directly or indirectly has beneficial ownership of all of the outstanding Equity Securities of such resulting Person, or (2) any Person commencing a publicly-announced tender or exchange offer that, if consummated, would make such Person (or any of its Affiliates) the beneficial owner of more than 50% of the Equity Securities and Buyer’s board of directors not recommending against Buyer’s shareholders tendering their shares into such offer within ten (10) Business Days after the commencement of such offer or at any time thereafter at which Buyer’s board of directors publicly takes a new position with respect to such offer.

(vii) Standalone Diagnostic Products. In the event that any Payment Obligor develops or commercializes, or seeks to develop or commercialize, any Standalone Diagnostic Product, [***].

2.9 Allocation of Purchase Price.

(a) The Parties agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) will be allocated to the Acquired Assets in a manner consistent with the Allocation Laws. Seller will complete a draft schedule (the “Allocation Schedule”) that allocates the Purchase Price and Assumed Liabilities (plus other relevant items) consistent with the Allocation Laws to the Acquired Assets. Seller shall provide a copy to Buyer no later than [***] after the Closing Date or, if earlier, [***] prior to the due date (taking into account any extensions) for filing a Tax Return for which the allocation is relevant.

(b) Unless Buyer notifies Seller in writing within [***] after the receipt of the draft Allocation Schedule that it considers the amount allocated to any assets to be inconsistent with the Allocation Laws, Buyer shall be deemed to have agreed to the Allocation Schedule as prepared by Seller. If Buyer disputes any portion of the Allocation Schedule in accordance with the preceding sentence, the Parties shall attempt to resolve any disagreement in good faith. If Seller and Buyer fail to reach agreement as to an alternative allocation in the [***] following such notice, the dispute with respect to the Allocation Schedule shall be presented on the next Business Day to the Independent Accountant. The Independent Accountant’s review shall be limited to whether a disputed item has been prepared in accordance with the Allocation Laws and shall be final and binding on all parties. Buyer and Seller shall each bear the respective fees and costs incurred by the Parties in connection with the matters set forth in this Section 2.9(b), except that the fees and disbursements of the Independent Accountant shall be paid by Buyer or Seller in proportion to those matters submitted to the Independent Accountant that are resolved against Buyer or Seller, as applicable, as such fees and disbursements are allocated by the Independent Accountant pursuant to the foregoing.

(c) Upon any adjustment to the Purchase Price, Buyer and Seller shall revise the Allocation Schedule to reflect such adjustment in a manner consistent with the Allocation Laws and the principles utilized for the initial Allocation Schedule. Buyer and Seller each shall file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation Schedule and shall take no position inconsistent therewith (including in any audits or examinations by any Taxing Authority), unless, and then only to the extent, required by a Final Determination. Buyer and Seller shall exchange completed and executed forms required by applicable Law with respect to the allocation at least [***] prior to the due date for filing such forms and shall cooperate in the preparation and filing of any such forms, including any amendments to such forms required as a result of any adjustment to the Purchase Price pursuant to this Agreement.

2.10 Withholding and Other Taxes. Buyer, its Affiliates, and its Representatives shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes required by applicable Law to be deducted and withheld. If Buyer intends to deduct or withhold any amounts pursuant to this Section 2.10, Buyer shall use its commercially reasonable efforts (a) to notify Seller at least [***] in advance thereof, (b) to provide Seller a reasonable opportunity to provide forms or other evidence to Buyer that would reduce or eliminate such deduction or withholding and (c) to otherwise cooperate with Seller to reduce or eliminate such deduction or withholding, in each case to the extent permitted under applicable Law. Any amounts deducted or withheld and remitted to the appropriate Taxing Authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall remit any amount deducted or withheld to the appropriate Taxing Authority.

ARTICLE III

CLOSING

3.1 Closing. The closing of the Transactions (the “Closing”) shall take place in accordance with and pursuant to the terms and conditions of this Agreement at the offices of Hogan Lovells US LLP, 390 Madison Avenue, New York, NY 10017 no later than three (3) Business Days following the satisfaction or waiver of all of the conditions set forth in Article IX (other than conditions with respect to actions to be taken at the Closing itself) or at such other time, date or place as Seller and Buyer may mutually agree in writing (the “Closing Date”).

3.2 Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

(a) Seller’s Actions and Deliveries. Seller shall execute and deliver, or cause to be executed and delivered, to Buyer (or to such Affiliates of Buyer as instructed in writing by Buyer prior to the Closing Date):

(i) the Ancillary Agreements that call for Seller’s signature; and

(ii) duly completed forms prescribed by the tax treaty signed between France and Canada for Seller.

(b) Buyer’s Actions and Deliveries. Buyer shall:

(i) issue to Seller the Buyer Shares to be issued at Closing under the Share Purchase Agreement;

(ii) pay, or cause to be paid, the Estimated Inventory Value to Seller by wire transfer of immediately available funds in accordance with written instructions provided by Seller not less than three (3) Business Days prior to the Closing Date; and

(iii) execute and deliver, or cause to be executed and delivered, to Seller (or to such Affiliates of Seller as instructed by Seller in writing to Buyer prior to the Closing Date) the Ancillary Agreements that call for Buyer’s signature.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure letter delivered by Seller to Buyer immediately prior to the execution of this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure, notwithstanding the absence of a cross-reference in or to any such corresponding section of this Agreement), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as set forth below.

4.1 Qualification, Organization, etc. Seller is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of France and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Seller is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2 Authority; Binding Effect.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement and each such Ancillary Agreement, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Transactions, have been duly authorized by all requisite corporate action on the part of Seller.

(b) This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by Seller and will, upon the Closing, constitute a legal, valid and binding obligation of Seller, in each case enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance by Seller of each Ancillary Agreement to which Seller is a party and the consummation of the Transactions by Seller do not and will not: (a) violate any provision of Seller’s Organizational Documents; (b) subject to making or obtaining the Consents referred to in Section 4.3 of the Seller Disclosure Letter, conflict with, or result in the breach of, constitute a default under, give rise to any right of or result in the termination, cancellation, modification or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, or to a loss of any benefit of the Business to which Seller is entitled under any Transferred Contract; (c) subject to making or obtaining the Consents referred to in Section 4.9, violate or result in a breach of or constitute a default under any Law to which Seller is subject or may be bound or affected; or (d) result in the creation of any Lien other than a Permitted Lien on any Acquired Asset; except, with respect to clauses (b) and (c), for any violations, breaches, conflicts, defaults, terminations, cancellations, modifications or accelerations as would not reasonably be expected to, individually or in the aggregate, be material to the Business.

4.4 Title to Assets.

(a) Seller or a Subsidiary thereof has, and as of the Closing, Seller will have, good, marketable and valid title to, a valid leasehold interest in or a valid license to use all of the Acquired Assets, free and clear of all Liens other than Permitted Liens. At the Closing, Buyer will acquire from Seller good and marketable title to, or valid contract rights to, as applicable, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

(b) Any finished clinical samples of any Product that are included in the Inventory were manufactured in all material respects in compliance with the applicable current Good Manufacturing Practice, as set forth in Parts 210 and 211, or otherwise under 21 U.S.C. § 351, and comparable state and foreign Laws, and other applicable Law. The other elements comprising the Inventory are of quality and quantity usable in the Ordinary Course of Business.

4.5 Absence of Certain Changes or Events.

(a) From December 31, 2019 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) From December 31, 2019 through the date of this Agreement, other than with respect to the Transactions and the exploration of strategic alternatives for the Business, the Business has been conducted in the Ordinary Course of Business.

(c) From December 31, 2019 through the date of this Agreement, neither Seller nor any of its Subsidiaries has taken any actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1(b).

4.6 Transferred Contracts.

(a) Except as set forth in Section 4.6(a) of the Seller Disclosure Letter, as of the date of this Agreement, none of the Transferred Contracts:

(i) contains a covenant expressly limiting in any material respect the freedom of the Business to compete in any line of business, therapeutic or diagnostic area or with any Person or in any geographic region and which would so limit the freedom of Buyer with respect to the Business after the Closing Date;

(ii) relates to a partnership, joint venture or similar arrangement;

(iii) is a Contract for sale of goods or services that involved the payment of more than [***] in the year ended December 31, 2019 or which Seller reasonably anticipates will involve the payment of more than such amount in the year ending December 31, 2020 under such Contract;

(iv) is a Contract for (A) the purchase of services, materials, supplies or equipment which involved the payment of more than [***] in the year ended December 31, 2019 or Seller reasonably anticipates will involve the payment of more than such amount in the year ending December 31, 2020 and which is not terminable on less than [***] notice by Seller or its Affiliates without penalty or other material adverse impact or (B) any royalty, profit sharing or contingent payment right;

(v) is a Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of [***];

(vi) relates to the conduct of clinical trials of any Product, including any such Contract with investigators, contract research organizations, clinical trial sites and clinical trial support services;

(vii) is a Contract in which Seller or any of its Subsidiaries has granted manufacturing, marketing or distribution rights relating to any Product;

(viii) is a Contract with any academic institution, research center or Governmental Authority (or to Seller’s Knowledge any Person working for or on behalf of any of the foregoing) that relates to any Compound or Product, including the development or other creation of any Intellectual Property related to any Compound or Product; or

(ix) is a Contract under which Seller or any of its Subsidiaries obtains from or grants or transfers to a Third Party (including through a covenant not to sue) any Intellectual Property rights related to any Compound or Product or providing for any royalty, milestone, contingent or deferred payments or obligations of any kind with respect to any Product by Seller or any of its Subsidiaries, other than (A) non-disclosure agreements entered into in the ordinary course of Business and (B) any commercially standard, non-negotiated click-wrap, shrink-wrap or similar Contract under which Seller or any of its Subsidiaries obtains Intellectual Property rights or technology.

Each Contract of the type described above in Section 4.6(a) is referred to herein as a “Material Contract”.

(b) Each Transferred Contract is in full force and effect and constitutes a legal, valid and binding agreement of Seller or its applicable Subsidiary and, to Seller’s Knowledge, each other party thereto and is enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) Neither Seller nor any of its Subsidiaries is in, nor, to Seller’s Knowledge, is alleged to be in, material breach of or material default under any of the Transferred Contracts, and to Seller’s Knowledge, no other party to any of the Transferred Contracts is in material breach or default thereunder.

(d) Since January 1, 2018, neither Seller nor any of its Subsidiaries has received or given any written notice or other written communication regarding any (A) actual or alleged violation or breach of, or default under, any Transferred Contract or (B) intent to cancel or terminate any Transferred Contract.

(e) Seller has prior to the date of this Agreement delivered to, or made available to, Buyer or its Representatives, true and complete copies of each Transferred Contract, including all amendments, modifications and waivers relating thereto.

(f) Seller has paid in full all milestone payments and other amounts owed under the 3BP License with respect to its and its Subsidiaries’ activities under the 3BP License.

4.7 Orders; Litigation. (a) There are no Orders issued by any Governmental Authority binding on Seller or any of its Subsidiaries with respect to the Acquired Assets or the Business, and (b) there are no Proceedings pending (or, to Seller’s Knowledge, threatened) against Seller or any of its Subsidiaries with respect to the Acquired Assets or the Business.

4.8 Compliance with Laws; Regulatory Matters.

(a) Neither Seller nor any of its Subsidiaries holds or has applied for any Regulatory Approvals for any Product. Seller and its Subsidiaries are conducting and have, since January 1, 2018, conducted the Business in material compliance with all Laws applicable to the Business or the Acquired Assets, including all Laws applicable to the research, nonclinical and clinical testing, development, manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, and handling of any Product, including the FDCA and its implementing regulations, and any comparable state and foreign Laws (all such applicable Laws, collectively, the “Health Care Laws”). Since January 1, 2018, none of Seller, its Subsidiaries or to Seller’s Knowledge, any Third Party manufacturer of any Compound or Product engaged by Seller or its Subsidiaries has received any written notice, including any FDA Form 483, clinical hold, warning letter, notice of adverse finding, notice of violation, untitled letter, or notice of deficiency, or similar written communication from the FDA or any other Governmental Authority, (i) alleging that any Product or the ownership, manufacturing, operation, storage, import, export, distribution, development, clinical trials, marketing, pricing, sale, promotion, warehousing, packaging, Labeling, handling or testing thereof is in violation of any applicable Health Care Law or IND included in the Transferred Regulatory Materials, or (ii) otherwise alleging any violation of any Health Care Laws or IND included in the Transferred Regulatory Materials by Seller or any of its Subsidiaries with respect to the Business or any Product; except, in each case, to the extent that such violation has been remedied.

(b) All clinical studies of any Product conducted by or on behalf of Seller and its Subsidiaries have been and are being conducted in compliance in all material respects with valid study protocols, GCP and all other applicable Law. Neither Seller nor its Subsidiaries have received any written notice that FDA or any other Governmental Authority, or any Review Board or ethics committee has recommended, initiated, or threatened to initiate any action to suspend or terminate any clinical trial with respect to any Product sponsored by Seller and its Subsidiaries, or to otherwise materially restrict the preclinical research or clinical study of any Product. All clinical trials conducted by or on behalf of Seller or any of its Subsidiaries, and the results of all such clinical trials, have been registered and disclosed in accordance with Section 801 of the Food and Drug Administration Amendments Act of 2007 (Section 402(j) of the Public Health Service (PHS) Act), 42 C.F.R. Part 11, and all other applicable Laws.

(c) All material documents, reports and notices required to be filed with any Governmental Authority by Seller and its Subsidiaries with respect to the Business or the Products have been so filed on a timely basis, and were complete and accurate in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified. To Seller’s Knowledge, no such filing with any Governmental Authority contains any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing.

(d) Section 4.8(d) of the Seller Disclosure Letter sets forth a true and complete list of all human clinical trials, previously or currently undertaken or sponsored by or on behalf of Seller or its Subsidiaries, and, to the Seller’s Knowledge, any third-party investigator for whom Seller and its Subsidiaries provides material or financial support for any such clinical trial, in each case, with respect to any Compound or Product. True and complete and correct copies of all material data and material reports with respect to such trials have been made available to Buyer. Seller and its Subsidiaries have made available to Buyer a true and complete copy of all material correspondence and meeting minutes between Seller or its Subsidiaries and the FDA, other Governmental Authorities, or any Review Board regarding such clinical trials.

(e) All animal studies or other preclinical tests performed by Seller or its Subsidiaries, or to Seller’s Knowledge, by third-party vendors engaged by Seller or its Subsidiaries intended to be submitted to Governmental Authorities in support of any Governmental Authorizations or Regulatory Approvals for the clinical investigation or marketing of a Compound or Product either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice regulations as described in 21 C.F.R. Part 58 or comparable state or foreign Laws or (ii) involved experimental research techniques that could not be performed by a registered Good Laboratory Practice testing laboratory (with any required notice being given to the FDA or other applicable Regulatory Authorities) and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by Seller or its Subsidiaries.

(f) All manufacturing operations conducted by, or for the benefit of, Seller or its Subsidiaries with respect to a Compound or Product being used in human clinical trials have been and are being conducted in accordance, in all material respects, with the applicable current Good Manufacturing Practice, as set forth in Parts 210 and 211, or otherwise under 21 U.S.C. § 351, and comparable state and foreign Laws. All such manufacturing operations are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Laws in those jurisdictions in which human clinical trials or manufacturing activities have been or are being conducted by Seller and its Subsidiaries involving a Product. To Seller’s Knowledge, no manufacturing site used for the manufacture of any Compound or Product is subject to a Regulatory Authority shutdown or import or export prohibitions.

(g) Seller and its Subsidiaries have made available to Buyer true and complete copies of (i) all INDs related to any Compound or Product held by Seller and its Subsidiaries, (ii) all material correspondence in Seller’s or its Subsidiaries’ possession or control to or from FDA and any other applicable Regulatory Authorities, in each case concerning (A) any Compound, (B) any Product, and (C) the likelihood or timing of, or requirements for, regulatory approval of any Compound or Product, and (iii) all material information in Seller’s possession or control concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of any Compound or Product.

(h) Neither Seller nor any of its Subsidiaries nor, to Seller’s Knowledge, any of their Representatives has received any written notice that the FDA or any other Governmental Authorities or Review Board has initiated, or threatened to initiate, any action to suspend or terminate any IND, in each case sponsored by Seller or any of its Subsidiaries with respect to any Compound or Product, or to recall or suspend the manufacture of any Compound or Product.

(i) None of Seller, any of its Subsidiaries or any of their respective directors or employees and, to Seller’s Knowledge, no Representatives acting for Seller or its Subsidiaries, has committed any act, made any statement or failed to make any statement, relating to any Compound or Product or the development or manufacturing thereof that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, none of Seller, any of its Subsidiaries or any of their respective directors or employees actively engaged in the Business or, to Seller’s Knowledge, any Representative acting for Seller or its Subsidiaries in connection with the Business is or ever has been debarred, excluded, or suspended from participation, or otherwise been deemed ineligible to participate, in any health care programs of any Governmental Authority, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign Law and (ii) exclusion under 42 U.S.C. Section 1320a–7 or any similar state or foreign Law.

(j) Neither Seller nor any of its Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Authority that covers any Compound, Product or any of the Acquired Assets.

4.9 Consents and Governmental Approvals. Assuming the accuracy of the representations and warranties made by Buyer in Article V, and except for any filing under applicable Antitrust Laws and the expiration or early termination of any waiting period with respect thereto or the receipt of any Consents thereunder, in each case to the extent required, no Consent to, with or from any Governmental Authority is required for Seller to execute, deliver or perform its obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions, including any approval from the Small Business Administration as a result of receiving any funds from the Paycheck Protection Program pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116–136, 131 Stat. 281.

4.10 Tax Matters.

(a) All material Tax Returns that are required to be filed by or with respect to the Acquired Assets and the Business have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b) all Taxes due and owing with respect to the Acquired Assets and the Business have been paid, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Seller or its Affiliates and no failure, if any, of Seller to duly and timely pay all Taxes for the current year that are due and payable by it will result in a Lien on the Acquired Assets;

(c) there are no Liens for Taxes on any of the Acquired Assets other than Liens for Taxes not yet due and payable;

(d) to Seller’s Knowledge, no Tax Proceedings are pending, in progress or have been threatened in writing with respect to any Taxes relating to the Acquired Assets or the Business and there are no matters under discussion, audit or appeal with any Taxing Authority which will result in a Lien on the Acquired Assets;

(e) Seller is a non-resident of Canada within the meaning of the ITA;

(f) the Acquired Assets are not taxable Canadian property within the meaning of the ITA; and

(g) Seller is not a registrant for the purposes of the Excise Tax Act (Canada), and is not registered for GST/HST or any other Canadian sales taxes.

4.11 Intellectual Property.

(a) The Transferred Know-How, Licensed Know-How and the Licensed Patent Rights constitute all of the material Intellectual Property that is owned or licensed by Seller or its Affiliates and necessary for the conduct of the Business as currently conducted.

(b) Section 4.11(b) of the Seller Disclosure Letter sets forth a complete and accurate list of all Patent Rights licensed to Seller and its Subsidiaries and used or held for use in the conduct of the Business as currently conducted, and specifies as to each such item: (i) the current owner(s) (including any co-owner) thereof (and, if the owner is not Seller or a Subsidiary thereof, the corresponding license agreement pursuant to which Seller has the right to use such Intellectual Property), (ii) the jurisdiction of each application or registration or issuance, (iii) the issuance, serial, application or registration number, and (iv) the date of issuance, application or registration.

(c) To Seller’s Knowledge, the Licensed Patent Rights are subsisting and in full force and effect, and all material required actions and payments in respect of the Licensed Patent Rights have been taken or made in a timely manner (including, as applicable, with respect to the payment of filing, examination and maintenance fees, proofs of working or use, disclosure requirements, timely post-registration filing of affidavits of use and incontestability and renewal applications).

(d) To Seller’s Knowledge, all issued Licensed Patent Rights existing as of the date hereof are valid and enforceable.

(e) To Seller’s Knowledge, Seller and its Subsidiaries have sufficient rights to use the Licensed Know-How and Licensed Patent Rights, in each case, pursuant to valid and enforceable written Contracts.

(f) The Transferred Know-How is not and, to Seller’s Knowledge, the Licensed Patent Rights and Licensed Know-How are not, subject to any outstanding injunction, judgment, order, decree, or ruling except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Other than Proceedings arising in the Ordinary Course of Business, to Seller’s Knowledge no Proceedings are currently pending and Seller and its Subsidiaries have not received any written notice or Claim by any Person alleging that any Product, the Business or the Transferred Know-How (or, to Seller’s Knowledge, the Licensed Patent Rights and Licensed Know-How), or any act by Seller or any of its Subsidiaries related thereto or the use thereof, infringes or misappropriates (or in the past infringed or misappropriated) any Intellectual Property of any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) To Seller’s Knowledge, the operation of the Business as currently conducted or as currently contemplated by Seller to be conducted, and the making, use, import, offer for sale or other disposition of any Product, as currently conducted or as currently contemplated by Seller to be conducted, has not, does not, and would not infringe or misappropriate, even when considered in the absence of 35 U.S.C. 271(e)(1) in the United States or a similar research use exception elsewhere, any Intellectual Property of any Person except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) To Seller’s Knowledge, there is no, nor has there been any, infringement or misappropriation by any Person of any of the material rights of Seller or any of its Subsidiaries in or to the Licensed Patent Rights, Transferred Know-How or Licensed Know-How.

(j) Other than Proceedings arising in the Ordinary Course of Business or Proceedings that, if resolved against Seller or any of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to Seller’s Knowledge, (i) there are no Proceedings pending before any Governmental Authority challenging the scope, ownership, validity or enforceability of the Licensed Patent Rights, and (ii) no such Proceedings, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, have been threatened in writing with respect to any of the Licensed Patent Rights.

(k) To Seller’s Knowledge, the Know-How and Information that are owned, used or held by Seller and its Subsidiaries solely in connection with the Business have not been used, disclosed to or discovered by any Person except pursuant to written non-disclosure or license agreements which have not, to Seller’s Knowledge, been breached.

(l) To Seller’s Knowledge, no academic institution, research center or Governmental Authority (or any Person working for or on behalf of any of the foregoing) or any other Person (other than Seller or any of its Subsidiaries) has, or shall be entitled to have, any right, title or interest (including any “march in” or co-ownership rights) in the Licensed Patent Rights (including any claim or option to any of the foregoing). Except as set forth in Section 4.11(l) of the Seller Disclosure Letter, no funding, Intellectual Property, facilities, personnel or other resources of any Governmental Authority or university or other academic institution or academic research center has been used in connection with the conception, invention, reduction to practice, development or other creation by or on behalf of Seller and its Subsidiaries of any Licensed Patent Rights.

(m) Seller and its Subsidiaries may lawfully use all Personally Identifiable Information collected or used by Seller and its Subsidiaries to the extent applicable to the Business or the Acquired Assets and have complied in all material respects with all applicable Laws and contractual and fiduciary obligations relating to the collection, storage, use, transfer and any other processing of any Personally Identifiable Information collected or used by Seller and its Subsidiaries (including Personally Identifiable Information collected during any clinical trials conducted with respect to the Compound or Product, or during the development, preclinical and clinical testing, manufacture, storage, testing, distribution, supply and administration of any Compound or Product), in each case to the extent applicable to the Business or the Acquired Assets. The transfer in accordance with this Agreement of Personally Identifiable Information included in the Acquired Assets from Seller to Buyer in connection with the Transactions will not violate any applicable Law.

(n) Since January 1, 2018, neither Seller nor any of its Subsidiaries has suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, any Personally Identifiable Information applicable to the Business or the Acquired Assets transmitted, stored or otherwise processed by any of them.

(o) The license agreement between [***] and [***] dated [***] has, by its terms, expired and is no longer in effect as of the date of this Agreement.

4.12 Required Vote. No vote of the holders of any securities of Seller is required for Seller to enter into or consummate the Transactions.

4.13 Insurance. Seller and its Subsidiaries have all material policies of insurance covering the Business, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form and amount which, to Seller’s Knowledge, is adequate for the operation of the Business, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such insurance policies are in full effect, no written notice of cancellation has been received by Seller or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Brokers. No broker, investment banker, agent, finder or other Person acting on behalf of Seller or any of its Subsidiaries or under the authority thereof is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions other than Barclays plc, the fees and expenses of which shall be the sole responsibility of Seller.

4.15 Economic and Social Committee. Seller has informed each Economic and Social Committee of the Transactions, and, with respect to each Economic and Social Committee, (a) Seller has consulted with such Economic and Social Committee regarding the Transactions, and such Economic and Social Committee has completed its review and rendered, or is deemed to have rendered, its opinion, or (b) such Economic and Social Committee has not requested consultation with respect to the Transactions.

4.16 No Reliance. Seller acknowledges that none of Buyer, its Affiliates or Representatives is making, and Seller is not relying on, any statement, representation or warranty, oral or written, express or implied, regarding Buyer and its Affiliates, except as expressly set forth in Article V or in any Ancillary Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the applicable section of the disclosure letter delivered by Buyer to Seller immediately prior to the execution of this Agreement (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure, notwithstanding the absence of a cross-reference in or to any such corresponding section of this Agreement), Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as set forth below.

5.1 Qualification, Organization, etc. Buyer is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of Canada and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Buyer is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.2 Authority; Binding Effect.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and each such Ancillary Agreement, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions, have been duly authorized by all requisite corporate action on the part of Buyer.

(b) This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by Buyer and will, upon the Closing, constitute a legal, valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

5.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions do not and will not: (a) violate any provision of Buyer’s Organizational Documents; (b) subject to obtaining the Consents referred to in Section 5.3 of the Buyer Disclosure Letter, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer under any Contract to which Buyer is a party; and (c) subject to making or obtaining the Consents referred to in Section 5.6, violate or result in a breach of or constitute a default under any Law to which Buyer is subject; except, with respect to clauses (b) and (c), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.4 Compliance with Law. Buyer is in compliance with and is not in default under or in violation of any Laws applicable to Buyer or its properties or assets, except where such noncompliance, default or violation would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.5 Orders; Litigation. As of the date hereof, (a) there are no Orders issued by any Governmental Authority binding on Buyer, and (b) there are no Proceedings pending (or, to Buyer’s Knowledge, threatened) against Buyer, which, in the case of clauses (a) or (b), would reasonably be expected to prevent or materially delay the consummation of the Transactions.

5.6 Consents and Governmental Approvals. Assuming the accuracy of the representations and warranties made by Seller in Article IV, and except for any filing under applicable Antitrust Laws and the expiration or early termination of any waiting period with respect thereto or the receipt of any Consents thereunder, in each case to the extent required, no Consent to, with or from any Governmental Authority is required for Buyer to execute and deliver this Agreement or any Ancillary Agreement or to consummate the Transactions.

5.7 Required Vote. No vote of the holders of securities of Buyer is required for Buyer to enter into or consummate the Transactions.

5.8 Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or under the authority of Buyer is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

5.9 No Reliance. Buyer acknowledges that it is a sophisticated purchaser and, together with its Affiliates and Representatives, has made its own investigation, review and analysis regarding the Business, the Products, the Acquired Assets, the Assumed Liabilities and the Transactions. Buyer acknowledges that none of Seller, its Affiliates or Representatives is making, and Buyer is not relying on, any statement, representation or warranty, oral or written, express or implied, regarding the Business, the Products, the Acquired Assets or the Assumed Liabilities, except for those representations and warranties expressly set forth in Article IV or in any Ancillary Agreement. Without limiting the foregoing, Buyer is not relying on, and none of Seller or any of its Affiliates or Representatives shall have any liability to Buyer or any of its Affiliates or Representatives pursuant to this Agreement in connection with the use of, any information, documents or materials made available to Buyer or its Affiliates or Representatives, whether orally or in writing, in any confidential information memoranda, “virtual data rooms,” management presentations, projections, due diligence discussions, or in any other form in expectation of the Transactions, except to the extent any such information, documents or materials are the subject of any representation or warranty expressly set forth in Article IV or in any Ancillary Agreement.

ARTICLE VI

COVENANTS

6.1 Conduct of the Business Prior to the Closing.

(a) Unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except (i) as required by Order or Law or expressly required by this Agreement, or (ii) with respect to the Excluded Assets or the Excluded Liabilities, from and after the date of this Agreement until the earlier of: (A) the Closing Date, and (B) the termination of this Agreement pursuant to Section 10.1 (the “Pre-Closing Period”), Seller shall, and shall cause its Subsidiaries engaged in the Business to, conduct the Business only in the Ordinary Course of Business and use commercially reasonable efforts to preserve the Business, the Acquired Assets and the existing business relationships of the Business.

(b) Without limiting the generality of Section 6.1(a), unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except (x) as required by Order or Law or expressly required by this Agreement (including to comply with Section 8.5), (y) with respect to the Excluded Assets or the Excluded Liabilities or (z) as set forth in Section 6.1(b) of the Seller Disclosure Letter, during the Pre-Closing Period, Seller shall not, and shall cause each of its Subsidiaries engaged in the Business to not, take any of the following actions:

(i) transfer, sell, lease, enter into any sale lease back (or similar arrangement), license, mortgage, pledge, encumber or otherwise convey or dispose of or grant any rights in, or create any Liens (other than Permitted Liens) on, any of the Acquired Assets, any Licensed Patent Rights or Licensed Know-How;

(ii) make any change in accounting principles materially affecting the reporting of the Acquired Assets or the Business, other than as required by Law, a Governmental Authority, IFRS or any interpretation thereof;

(iii) (A) terminate or permit to be terminated any Transferred Contract, or make any material amendment to or waive, release or assign any material right or remedy under any Transferred Contract, or (B) enter into any Material Contract in respect of the Business;

(iv) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to, any Claim that (A) results in any restriction on the Business or any Product following the Closing or (B) results in a Liability to the extent that such Liability would constitute an Assumed Liability;

(v) vary any inventory practices with respect to any Product (including Inventory held by or on behalf of Seller) in any respect materially inconsistent with past practice;

(vi) adopt a plan of complete or partial liquidation or dissolution, recapitalization or other reorganization affecting the Acquired Assets, the Business, or any Compound or Product;

(vii) (A) fail to prosecute or maintain any Licensed Patent Rights or permit any Licensed Patent Right to be abandoned or impaired or (B) disclose to any Third Party any trade secrets or other confidential information included in the Acquired Assets other than pursuant to a confidentiality agreement on customary terms;

(viii) correspond, communicate or consult with the FDA, EMA or similar Regulatory Authorities concerning any Compound or Product without providing Buyer prior written notice and the opportunity to consult with Seller with respect to such correspondence, communication or consultation, to the extent such written notice and consultation is not prohibited by such Regulatory Authorities; provided, that prior to the Closing Date, Seller shall retain all final decision-making authority with respect to such correspondence, communications and consultation;

(ix) commence, or submit any application for a Governmental Authorization with respect to any clinical study of any Product; or

(x) authorize, or commit, resolve or agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the management of Seller shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of Seller and its Subsidiaries.

(d) Immediately prior to the Closing, Seller shall cause any of its Affiliates holding any asset(s) that constitute Acquired Asset(s) to transfer and assign such asset(s) to Seller. Seller or its applicable Affiliates shall be solely responsible for, and shall pay, all costs and expenses, including all Taxes, resulting from such transfers.

6.2 Antitrust Filings and Actions.

(a) Filings and Other Actions. Seller and Buyer shall cooperate with each other and use (and shall cause their respective Affiliates to cooperate and use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all Consents necessary or advisable to be obtained from any Governmental Authority, and to lift any injunction or other legal bar in order to consummate the Transactions. Without limiting the foregoing, to the extent not already filed prior to the date of this Agreement, each of Seller and Buyer undertakes and agrees to file (or cause their respective Affiliates to file, as applicable) as soon as reasonably practicable and advisable, any filings required to be made under any Antitrust Laws. Each of Seller and Buyer shall (and shall cause their respective Affiliates to) (i) respond as promptly as reasonably practicable and advisable to any inquiries received from any Governmental Authority for additional information or documentation and to all inquiries and requests received from any Governmental Authority in connection with antitrust matters and (ii) not extend any waiting period under any Antitrust Laws or enter into any agreement with any Governmental Authority to delay the Transactions, except with the prior written consent of the other Party. Each of Buyer and Seller shall promptly notify the other of any written communication to that Party from a Governmental Authority or any other Person (whether or not a Governmental Authority) in connection with antitrust matters relating to the Transactions and, subject to applicable Law, and the instructions of any Governmental Authority, permit the other to review in advance any material proposed written communication to any of the foregoing.

(b) Cooperation. Buyer shall control all communications with any Governmental Authority relating to Antitrust Laws, and determine and direct the strategy and process to obtain the required approvals under applicable Antitrust Laws. Buyer shall discuss the strategy and process with, and will afford due consideration to the views of, Seller, but will have sole discretion to determine and direct the strategy and process of obtaining the required approvals. Seller shall, upon request, furnish the Buyer with all information concerning itself, its Affiliates and their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of a Party or any of their respective Affiliates to any Person, including any Governmental Authority, in connection with the Transactions insofar as they pertain to antitrust matters.

(c) Notification. Subject to applicable Law and the instructions of any Governmental Authority, each of Buyer and Seller shall keep the other apprised of the status of matters relating to consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by it, or by any of its Affiliates, from any Person, including any Governmental Authority, with respect to the Transactions insofar as they pertain to antitrust matters.

(d) Meetings. Subject to applicable Law, neither Seller nor Buyer (nor any of their respective Affiliates) shall, nor shall they permit any of their respective Representatives to, participate in any substantive meeting or discussion with any Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate.

(e) No Adverse Actions. Buyer shall not, and it shall cause its Subsidiaries not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, approval or exemption of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under applicable Antitrust Law; (ii) materially increase the risk of any Governmental Authority entering any judgment, decree, injunction or other Order prohibiting the Transactions; (iii) materially increase the risk of not being able to remove any such judgment, decree, injunction or other Order on appeal or otherwise; or (iv) restrict, prevent, prohibit or materially impede or materially delay the consummation of the Transactions.

(f) Fees and Expenses. Each Party shall bear its own expenses in connection with activities under this Section 6.2; provided, that Buyer shall be responsible for the payment of all filing fees in connection with the filings made pursuant to this Section 6.2.

6.3 Efforts; Execution of Transfer Documents.

(a) Subject to the terms and conditions of this Agreement and without limiting the express obligations hereunder, each of the Parties agrees to cooperate fully with each other and to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Transactions, including to make and obtain all Consents required under applicable Laws, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to, as soon as practicable, carry out the provisions of this Agreement and consummate and make effective the Transactions.

(b) At the Closing, Buyer shall, and shall cause each of its applicable Subsidiaries to, execute and deliver each Ancillary Agreement, and Seller shall, and shall cause each of its applicable Subsidiaries to, execute and deliver each Ancillary Agreement, in each case to which it is a party.

6.4 Access. During the Pre-Closing Period, Seller shall and shall cause its Subsidiaries and Representatives to, upon reasonable prior notice, give Buyer and its authorized Representatives reasonable access during normal business hours to the Contracts, Books and Records, management and other personnel, in each case to the extent related to the Business, the Acquired Assets or the Assumed Liabilities; provided, that Buyer and its Representatives shall not interfere unreasonably with the business and operations of Seller. The terms of the Confidentiality Agreement shall apply to any information provided to Buyer and its Representatives pursuant to this Section 6.4. Notwithstanding anything to the contrary set forth in this Section 6.4, Seller shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client or other legal privilege of Seller, (b) relate to individual performance or evaluation records, medical histories or other personnel-related information, the disclosure of which would, in Seller’s good faith opinion, subject Seller or any of its Subsidiaries to risk of Liability, (c) contravene any applicable Law or (d) breach a Contract to which Seller or any of its Subsidiaries is a party or otherwise bound; provided, that in each case, Seller shall: (i) give reasonable notice to Buyer of the fact that it is restricting or otherwise prohibiting access to any documents or information pursuant to this Section 6.4, (ii) inform Buyer with sufficient detail of the reason for such restriction or prohibition, and (iii) use and cause each of its applicable Subsidiaries to use its commercially reasonable efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition.

6.5 Contact with Customers, Suppliers and Other Business Relations. Subject to any applicable Antitrust Laws, during the period from the date of this Agreement until the Closing, Buyer agrees that it is not authorized to and shall not, and shall not permit any of its Affiliates or any of its or their respective Representatives to, contact any employee, supplier, collaboration partner, distributor or other material business relation of the Business, regarding the Business or the Transactions, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

6.6 Exclusivity.

(a) During the Pre-Closing Period, Seller shall not, and Seller shall not permit any of its Subsidiaries or authorize any of their respective Representatives to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or that would reasonably be expected to, facilitate or lead to, any Transaction Proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish to or disclose any information regarding any Compound or Product or the Business to, or otherwise cooperate in any way with, any Person in connection with (or that would reasonably be expected to facilitate or lead to) any Transaction Proposal; provided, that any correspondence required to comply with the requirements of the following sentence shall not be considered a breach of the obligations set forth in this clause (ii); or (iii) enter into any letter of intent, agreement in principle, acquisition agreement, option agreement or other similar agreement relating to a Transaction Proposal. Seller shall, shall cause its Subsidiaries, and shall direct their respective Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any potential Transaction Proposal and (B) promptly after the date hereof cause to be terminated all access to any electronic data room relating to any potential Transaction Proposal. The taking of any action by any Person covered by Section 6.6(a) that violates the restrictions set forth in this Section 6.6(a) shall be deemed to be a breach of this Section 6.6(a) by Seller.

(b) If any of Seller or any Subsidiary thereof receives, or if Seller or any Subsidiary thereof receives notice that any Representative thereof has received, any Transaction Proposal, Seller shall, shall cause its Subsidiaries, and shall direct their respective Representatives to, in each case subject to any confidentiality obligations, promptly advise Buyer orally and in writing of such Transaction Proposal, the material terms and conditions of any such Transaction Proposal or inquiry (including any changes thereto), a copy of any written materials received from such Person making the Transaction Proposal and the identity of the Person making any such Transaction Proposal or inquiry.

6.7 Notification of Certain Matters. During the Pre-Closing Period, Seller shall promptly notify Buyer in writing (a) if any representation or warranty made by Seller contained in this Agreement becomes inaccurate in any material respect, or of any failure of Seller to comply with in any material respect any covenant or agreement to be complied with by them or it under this Agreement, such that any of the conditions to Buyer’s obligations to consummate the Transactions set forth in Section 9.1 or Section 9.3 would not be satisfied; and (b) of any written notice or other written communication received by Seller or any of its Subsidiaries from any Governmental Authority or from any Person indicating that the Transactions may require such Person’s consent or give rise to termination rights under any Transferred Contract. The delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to Buyer or the conditions to Buyer’s obligations to consummate the Transactions set forth in Section 9.1 or Section 9.3.

6.8 Data Processing. The Parties agree to comply with all applicable data protection laws and regulations as amended from time to time, in particular the EU Regulation 2016/679 on the protection of natural persons about the processing of personal data and on the free movement of such data (the “GDPR”). The Parties’ respective obligations are set out in the Data Processing Addendum attached hereto as Exhibit C, which the Parties acknowledge forms an integral part of the Agreement.

ARTICLE VII

TAX MATTERS

7.1 Transfer Taxes. All Transfer Taxes shall be borne by Buyer. Seller and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the imposition of any Transfer Taxes. With respect to any such Transfer Tax Tax Returns required to be filed by Seller or any of its Affiliates, Buyer shall pay to Seller, not later than [***] before the due date for payment of such Transfer Taxes, one hundred percent (100%) of the amount of Transfer Taxes shown to be due on such Tax Return. The Party filing the Transfer Tax Tax Return shall furnish to the other Party a copy of the relevant Transfer Tax Tax Return and a copy of a receipt showing payment of any such Transfer Tax.

7.2 Tax Cooperation. Subject to Section 8.1, Buyer and Seller agree to furnish or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets or the Business as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the preparation for any audit by any Taxing Authority and the defense of any Claim or Proceeding relating to Taxes of the Acquired Assets or the Business. No Party shall be required to deliver or otherwise provide cooperation, documentation or information with respect to Taxes that is not related to the Acquired Assets or the operation of the Business or that such Party considers in good faith to be proprietary, including any documentation or information relating to any consolidated, combined or unitary Tax Return of the Parties or any of their respective Affiliates, or any other Tax Return of the Parties or any of their respective Affiliates to the extent not related to the Acquired Assets or the Business.

7.3 VAT. All sums payable under or pursuant to this Agreement, including, for avoidance of doubt, the Purchase Price are (unless expressly stated otherwise) exclusive of any applicable VAT. If any VAT is payable by Buyer, then Buyer shall pay such VAT at the same time as the consideration to which the VAT relates upon receipt from Seller of a valid VAT invoice.

7.4 Straddle Period Allocation. In the case of any Tax with respect to the Acquired Assets that is assessed with respect to a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), the amount of such Taxes based on or measured by income, sales, use, receipts or similar items (other than property and ad valorem Taxes) of such Acquired Assets for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes and any exemptions, allowances or deductions determined for the entire Straddle Period that, in each case, relate to the portion of the Straddle Period ending on and including the Closing Date shall be pro-rated on a per diem basis.

7.5 Section 56.4 Election. The Parties intend that the conditions set forth in subsection 56.4(7) of the ITA have been met such that subsection 56.4(5) of the ITA applies to any “restrictive covenants” (as defined in subsection 56.4(1) of the ITA) granted by Seller pursuant to this Agreement with respect to the Business, including the conditions set forth in Sections 8.3 and 8.4 (the “Restrictive Covenants”). The Parties acknowledge and agree (a) that the Restrictive Covenants are integral to this Agreement and are being granted, executed and delivered to maintain or preserve the fair market value of the Acquired Assets, and (b) that no proceeds or other amount received or receivable under this Agreement by Seller shall be for granting any Restrictive Covenant under this Agreement. At the request of Buyer or Seller and to the extent permitted by the ITA, the Parties shall make and file any election or amended election in prescribed form (or such other form as Buyer or Seller may reasonably request) and within the prescribed time limits pursuant to subsection 56.4(7) of the ITA, and any analogous provision of Canadian provincial or territorial Tax Laws.

7.6 Tax Provision Priority. To the extent that this Article VII conflicts with any other provision in this Agreement, this Article VII shall govern.

ARTICLE VIII

OTHER AGREEMENTS

8.1 Books and Records; Access; Assistance.

(a) Subject to Section 8.1(b), including limitations that are required to preserve any applicable attorney-client privilege, after the Closing, as applicable, Buyer and Seller shall and Seller shall cause its applicable Subsidiaries to make reasonably available to each other and their respective Affiliates and Representatives (as reasonably requested) and to any Taxing Authority or any other Governmental Authority, all books and records to the extent related to the Business, the Acquired Assets or the Assumed Liabilities for all periods prior to the Closing Date and shall use commercially reasonable efforts to preserve, for at least [***] after the Closing Date or, if applicable and later, the expiration of the applicable statutes of limitations or extensions thereof: (i) all such books and records, (ii) Tax Returns solely pertaining to the Business, the Acquired Assets or the Products and (iii) government Contract information, records or documents, to the extent relating to the Business, the Acquired Assets or the Assumed Liabilities; provided, that Seller and its respective Affiliates and Representatives shall only be entitled to access such books and records identified in clause (ii) to the extent necessary or useful in connection with any Tax or other Proceeding, including any Tax audit, by or before any Governmental Authority or to satisfy their respective Tax, accounting or financial reporting obligations for fiscal periods that precede or include the Closing Date (each, a “Permitted Access Purpose”). Buyer and Seller shall also make available to each other (in the case of access to Buyer’s personnel, solely for a Permitted Access Purpose) for such period, during normal business hours and upon reasonable advanced request, personnel responsible for preparing or maintaining such information, records and documents; provided, that no such personnel access shall unreasonably disrupt the other Party’s normal business operations. The right to access provided by this Section 8.1 shall include the right to make copies of accessed documents; provided, that all such copies shall be at the sole cost and expense of the requesting Party. The Party providing access under this Section 8.1 shall have the right to reasonably redact all such documents.

(b) Notwithstanding the foregoing, this Section 8.1 shall not provide Buyer or Seller (or Representatives of any thereof) any access rights to documents, information or personnel of the other Party (i) which access would violate any Laws or Contractual or other obligations regarding the confidentiality thereof (unless any such violation could be and is avoided by the recipient’s execution and delivery of an appropriate confidentiality agreement), (ii) with respect to individual performance or evaluation records, medical histories or other personnel-related information, the disclosure of which would, in a Party’s good faith opinion, subject the Party or any of its Affiliates to risk of Liability, (iii) which access would or would be reasonably likely to waive any attorney-client, work product, or like privilege, or (iv) for the purpose of use in connection with potential or actual litigation, arbitration or mediation between Buyer or any Affiliate of Buyer, on the one hand, and Seller or any Affiliate of Seller, on the other hand (nor, for the avoidance of doubt, shall Buyer or Seller or any of their respective Affiliates have any right to use any document or information obtained from the other pursuant to this Section 8.1 in any such Proceeding); provided, that in the case of the preceding clauses (i) through (iii), the Party that is requested to provide such access shall use its commercially reasonable efforts to cause the documents or information that are subject to such restrictions or prohibitions to be provided in a manner that would not reasonably be expected to violate such restrictions or prohibitions.

8.2 Privileged Matters. Each Party acknowledges that: (a) each Party and its Affiliates has or may obtain Privileged Information; (b) there are or may be Litigation Matters affecting both of Buyer and Seller or their respective Affiliates; (c) both Buyer and Seller have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case to the extent relating to the Business; and (d) both Buyer and Seller intend that the Transactions and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

8.3 Employee Non-Solicit. Beginning on the Closing Date, neither Buyer nor any of its Subsidiaries shall, prior to the end of the first (1st) anniversary of the Closing Date, directly or indirectly, solicit for purposes of employment, offer to hire, hire or enter into any employment agreement with any employee of Seller or any Subsidiary of Seller, or otherwise solicit, induce or otherwise encourage any employee of Seller or any Subsidiary of Seller to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with Seller or any Subsidiary of Seller; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, Buyer and its Subsidiaries shall not be prohibited from (a) placing general advertisements or conducting general employment solicitations (including via a search firm inquiry) that are not targeted at any employee of Seller or any Subsidiary of Seller or employing any Person who responds to any such general advertisements or solicitations, (b) soliciting or employing any employee of Seller or any Subsidiary of Seller who has ceased to serve due to termination other than for cause, and, for a period of at least [***] prior to the date of such solicitation or employment, has not served, as a director, officer or employee of Seller or any Subsidiary of Seller, or (c) soliciting or employing any employee of Seller or any Subsidiary of Seller that has been terminated by Seller or any Subsidiary of Seller other than for cause.

8.4 Non-Competition.

(a) During the period commencing on the Closing Date and ending on the earlier of (i) the date of database lock after the completion of the first Phase 3 Clinical Trial for a Product conducted by or on behalf of any Payment Obligor and (ii) the seventh (7th) anniversary of the Closing Date, (A) neither Seller nor its Affiliates shall research, seek to identify, develop, make, have made, use, distribute, market, sell or otherwise commercialize any Competing Product and (B) neither Seller nor its Affiliates shall grant to any Third Party any right or license to research, seek to identify, discover, develop, make, have made, use, distribute, market, sell or otherwise commercialize any Competing Product.

(b) The Parties hereby acknowledge and agree that Seller’s obligations under Section 8.4(a) will not apply to any research activities undertaken by Seller or its Affiliates solely to the extent necessary to ensure its compliance with Section 8.4(a) (e.g., counter-screening).

(c) Notwithstanding Section 8.4(a), in the event that a Change of Control occurs with respect to Seller or its parent Affiliate with an Acquiring Entity, and the Acquiring Entity (or any of such Acquiring Entity’s successors or assigns, other than the relevant Pre-Existing Entities) as of the date of the Change of Control has a program or product that would otherwise violate Section 8.4(a) (each, a “COC Competing Program”), then (i) Section 8.4(a) shall not apply with respect to such COC Competing Program, and (ii) such Acquiring Entity will be permitted to conduct such COC Competing Program after such Change of Control and such activities will not constitute a violation of Section 8.4(a); provided, that the Acquiring Entity Segregates any such COC Competing Program from the Pre-Existing Entities.

(d) Notwithstanding Section 8.4(a), in the event that Seller or any of its Affiliates acquires a business from a Third Party, whether by acquisition of stock or assets, merger or otherwise (a “Third Party Acquisition”) where such business, prior to such acquisition, has a program or product (or rights thereto) that would otherwise violate Section 8.4(a) (an “Acquired Competing Program”), then Seller or such Affiliate will elect whether to (i) divest its rights to such Acquired Competing Program, or (ii) cease such Acquired Competing Program, and will provide Buyer with written notice of the existence of such Acquired Competing Program and such decision within [***] after the closing of such Third Party Acquisition. Seller, and its Affiliates if applicable, will, consistent with the election provided in its written notice to Buyer, divest such Acquired Competing Program within [***] after the closing of the applicable Third Party Acquisition or terminate such Acquired Competing Program within [***] of the closing of the applicable Third Party Acquisition, giving due consideration to ethical concerns and requirements under Law and any agreements with Third Parties.

8.5 Ongoing Clinical Trials.

(a) Promptly following the Closing Date, Seller shall, and shall cause its applicable Subsidiaries to, (i) terminate or complete (or cause to be terminated or completed) all clinical trials being conducted by or on behalf of Seller or its Subsidiaries with respect to any Product, and (ii) provide or cause to be provided all requisite notices and fulfill or cause to be fulfilled all obligations necessary to terminate or complete all such clinical trials to any Third Parties, including Governmental Authorities, participating in or with oversight over such clinical trials, in each case, subject to any ethical considerations with respect to patients in any such clinical trials and any obligations of Seller or any of its Subsidiaries with respect to any Product under any applicable compassionate use or named patient access program in effect as of the date of this Agreement. To the extent required by applicable Law, Seller shall prepare and submit to the applicable Regulatory Authorities a clinical study report that complies with all applicable requirements of the FDA, the European Commission and applicable ICH guidelines for each such clinical trial promptly following the termination or completion of each such clinical trial. Seller shall provide a copy of each such clinical study report to Buyer reasonably prior to the submission thereof to the applicable Regulatory Authorities and consider in good faith any reasonable comments of Buyer thereto.

(b) As promptly as reasonably practicable following the termination or completion of each clinical trial referenced in Section 8.5(a), Seller shall withdraw (or cause to be withdrawn) each IND related to such clinical trials and provide copies of communications confirming such withdrawals to Buyer.

(c) All Know-How and Information, Regulatory Materials and Books and Records produced or developed after the Closing in connection with each clinical trial subject to Section 8.5(a) shall be deemed Transferred Know-How, Transferred Regulatory Materials, and Transferred Books and Records hereunder, respectively, notwithstanding that they were produced or developed after the Closing. Following the termination or completion of each such clinical trial, Seller shall transfer to Buyer all such Know-How and Information, Regulatory Materials and Books and Records in accordance with the delivery provisions set forth in Section 2.1 as if the termination or completion date of such trial were the Closing Date.

(d) Neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities arising out of or relating to the clinical trials referenced in Section 8.5(a), notwithstanding that such Liabilities may arise after the Closing.

(e) Seller shall be responsible for all costs and expenses incurred by it or its Subsidiaries or on its or their behalf under this Section 8.5.

8.6 Delivery of Data Site Copies. Promptly, but no later than ten (10) Business Days, following the date of this Agreement, Seller shall deliver to Buyer a USB flash drive or other electronic storage device containing the true and complete contents of the Data Site as of 11:59 pm, Eastern Time, on the date that is two (2) Business Days prior to the date of this Agreement and as of the time at which this Agreement was executed and delivered by the Parties. Promptly, but no later than ten (10) Business Days, following the Closing Date, Seller shall deliver to Buyer a USB flash drive or other electronic storage device containing the true and complete contents of the Data Site as of the Closing Date.

8.7 Insurance. From and after the Closing, the Business shall cease to be insured by Seller or its Affiliates’ current and historical insurance policies or programs or by any of the current and historical self-insured programs of Seller or its Affiliates, and neither Buyer nor its Affiliates shall have any access, right, title or interest to or in any insurance policies or programs or self-insured programs of Seller and its Affiliates (including to any claims or rights to make claims or any rights to proceeds). Seller or any of its Affiliates may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 8.7. From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Business. Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of the Business under or in respect of any past or current insurance policy, program or self-insurance program under which the Business or any Affiliate thereof is a named insured.

8.8 Further Assurances. Seller shall, and shall cause its applicable Subsidiaries to, at any time and from time to time after the Closing Date, upon the request of Buyer: (a) do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Acquired Assets, or for otherwise carrying out the purposes of this Agreement and the Ancillary Agreements and the consummation of the Transactions; and (b) use reasonable efforts to facilitate introductions to Buyer of any Third Party consultants that performed research, development or manufacturing services for Seller or its Subsidiaries with respect to the Business prior to the Closing.

8.9 ARD Regulations(a) . The Parties do not consider the Transactions to constitute a relevant transfer for purposes of the ARD Regulations. If any employee of Seller or any Subsidiary of Seller claims, or it is determined, that his or her contract of employment has been transferred to Buyer or any of its Affiliates pursuant to the ARD Regulations as a result of any of the Transactions or claims that his or her employment should have so transferred (an “ARD Employee”), then:

(a) Buyer will, within five (5) Business Days after becoming aware of that fact, provide notice in writing to Seller, the date of giving such notice being the “Notice Date”; and

(b) Buyer or its relevant Affiliate shall provide notice to terminate the employment of such ARD Employee; provided, that (i) Buyer or its relevant Affiliate shall take reasonable steps to comply with any Laws applicable to the manner of dismissal (to the extent reasonably possible within the timeframe mandated by this Section 8.9), (ii) such notice of termination is provided to such ARD Employee within ten (10) Business Days after the Notice Date, and (iii) any such termination or termination-related payments payable to such ARD Employee shall not exceed such ARD Employee’s entitlements from Seller and its Affiliates and any statutory sums payable (and where such termination or termination-related payments are based on discretionary measures, no such payments shall be promised or provided without Seller’s prior written consent).

8.10 Grant-Back License(a) . Subject in all respects to Section 8.4 of this Agreement, Buyer hereby grants, with such grant to be effective as of the Closing, to Seller an irrevocable and perpetual exclusive, worldwide, fully paid-up, freely transferable, royalty-free right and license, with the right to grant sublicenses in multiple tiers, under the Transferred Know-How (other than any Transferred Know-How that is useful solely for developing, manufacturing, or commercializing Compounds or Products) to develop, manufacture, and commercialize compounds, molecules and products, other than any Compound or Product, for any indication in the Territory.

8.11 Transition Services. For a period of up to eighteen (18) months following the Closing Date, upon Buyer’s request, Seller shall make available to Buyer and its Affiliates during normal business hours those of Seller’s and its Affiliates’ personnel (to the extent such personnel continue to be employed by Seller or its Subsidiaries) who, prior to the Closing, were involved in the development of Compounds and the performance of activities under the 3BP License and who are knowledgeable with regard to research and development, regulatory, clinical and CMC matters regarding the Compounds, to consult with Buyer and its Affiliates regarding such matters. Seller shall not be obligated to provide more than [***] of consultation under this Section 8.11 per month. Buyer shall pay to Seller €[***] for such consultation services. Seller shall invoice Buyer for any amounts payable under this Section 8.11 and Buyer shall pay all undisputed amounts so invoiced within [***] of Buyer’s receipt of such invoice. All invoices under this Section 8.11 shall be submitted to [***]. Seller and its Affiliates shall not have liability to Buyer or its Affiliates with respect to or arising out of such consulting, other than in respect of a failure to provide such consulting in violation of this Section 8.11 or for acts or omissions of Seller or its Affiliates in connection with such consulting that constitute gross negligence or willful misconduct by Seller or its Affiliates.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any and all of which may be waived, in whole or in part, by Seller and Buyer, as the case may be, to the extent permitted by Law:

(a) No Adverse Law or Order shall be in effect, and no Proceedings shall be pending or threatened by any Governmental Authority seeking any such Adverse Law or Order.

(b) All applicable waiting periods (or extensions thereof) or necessary approvals or clearances relating to the Transactions under the Antitrust Laws of the jurisdictions set forth in Schedule 9.1(b) shall have expired, been terminated or received.

9.2 Conditions to Seller’s Obligations. The obligation of Seller to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Seller:

(a) The representations and warranties set forth in Article V shall be true and correct (with such representations and warranties read for such purposes without materiality qualifications) as of the date of this Agreement and as of the Closing as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

(b) The representations and warranties of Buyer set forth in the Share Purchase Agreement shall be true and correct (with such representations and warranties read for such purposes without materiality qualifications) as of the date of the Share Purchase Agreement and as of the Closing as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of the Share Purchase Agreement or some other date shall be true and correct as of such date), except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect (as defined in the Share Purchase Agreement).

(c) Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing.

(d) Buyer shall have delivered to Seller:

(i) each of the documents required to be delivered by Buyer or its Affiliates pursuant to Section 3.2(b); and

(ii) a certificate dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying that the conditions set forth in Sections 9.2(a), 9.2(b), and 9.2(c) have been duly satisfied.

9.3 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Buyer:

(a) The representations and warranties set forth in Article IV (i) that are qualified by materiality or Material Adverse Effect qualifications and the Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing as if made on the Closing Date (except that any such representations that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and (ii) other than the Fundamental Representations, that are not qualified by materiality or Material Adverse Effect qualifications shall be true and correct as of the date of this Agreement and as of the Closing as if made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except for, in the case of clause (ii), inaccuracies that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities, each taken as a whole.

(b) The representations and warranties of Seller set forth in Sections 3.4 through 3.9 of the Share Purchase Agreement shall be true and correct as of the date of the Share Purchase Agreement and as of the Closing as if made on the Closing Date.

(c) Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Seller under this Agreement at or prior to the Closing.

(d) Since the date of this Agreement, there shall not have been a Material Adverse Effect.

(e) Seller shall have delivered to Buyer:

(i) each of the documents required to be delivered by Seller pursuant to Section 3.2(a); and

(ii) a certificate dated as of the Closing Date, signed by a duly authorized officer of Seller, certifying that the conditions set forth in Sections 9.3(a) through 9.3(d) have been duly satisfied.

9.4 Frustration of Closing Conditions. Except as required by Law, neither Seller nor Buyer may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such Party’s (or its Affiliate’s) breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, such failure.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of Seller and Buyer;

(b) by Seller or Buyer, by written notice to the other Party, if the Closing has not occurred by 11:59 p.m., Eastern Time, on the date that is [***] following the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Closing not occurring prior to the Outside Date;

(c) by Seller, by written notice to Buyer, if Buyer shall have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 9.2(a) or Section 9.2(b) and (ii) is incapable of being cured, or is not cured, by Buyer within [***] following receipt of written notice of such breach or failure to comply from Seller; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Seller if Seller has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement in any material respect;

(d) by Buyer, by written notice to Seller, if Seller shall have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 9.3(a) or Section 9.3(b) and (ii) is incapable of being cured, or is not cured, by Seller within [***] following receipt of written notice of such breach or failure to comply from Buyer; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Buyer if Buyer has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement in any material respect; or

(e) by either Seller or Buyer, by written notice to the other, in the event that any final and non-appealable Adverse Law or Order is issued by a Governmental Authority.

10.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, Buyer shall return to Seller or destroy all documents, work papers and other materials of Seller or its Subsidiaries relating to the Business or to the Transactions, whether so obtained before or after the execution hereof, and no Party to this Agreement shall have any Liability under this Agreement to any other Party except for any Liability of any Party for any willful and material breach by such Party of any of its covenants or agreements set forth in this Agreement; it being understood and agreed that the Confidentiality Agreement and Article XII (except for Section 12.3) hereof shall remain in full force and effect following such termination.

ARTICLE XI

INDEMNIFICATION

11.1 Survival; Effect of Materiality Qualifiers; Losses.

(a) The representations, warranties and covenants of Seller and Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 11.1. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the date that is [***] after the Closing Date; provided, however, that the representations and warranties contained in [***] (collectively, the “Fundamental Representations”), shall survive the Closing [***] and the representations and warranties contained in Section 4.10 (Tax Matters) shall survive the Closing until [***]. All claims with respect to the covenants of Seller and Buyer (i) which by their terms do not contemplate performance after the Closing shall terminate upon the date that is [***] after the Closing Date, and (ii) which by their terms contemplate performance after the Closing, shall terminate upon the last date upon which each such covenant could be fully performed. In the event that notice of any claim for indemnification under this Article XI has been given pursuant to Section 11.4 or Section 11.5, as the case may be, within the applicable survival period, the representations and warranties or covenants that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. It is the intention of the Parties that the survival periods and termination date set forth in this Section 11.1 supersede any statute of limitations applicable to such representations and warranties and covenants or claim with respect thereof.

(b) For purposes of this Article XI, the term “Losses” means damages, Liabilities, losses, claims, payments, fines, fees, penalties, charges, judgments, settlements, assessments, Taxes, costs and expenses (including reasonable attorneys’, accountants’ and other experts’ fees, and reasonable out-of-pocket disbursements, including reasonable costs and expenses of investigation); provided, however, that Losses shall not include special, consequential, punitive or exemplary damages, including for opportunity cost or lost profits, in each case except to the extent required to be paid to a Third Party not affiliated with the applicable Indemnified Party in connection with a Third Party Claim.

(c) For purposes of this Agreement, “Fraud” means, with respect to the making of any representation or warranty of a Party set forth in this Agreement or in any certificate delivered by such Party pursuant to Section 9.2(d)(ii) or Section 9.3(e)(ii), as applicable, (a) a misrepresentation that renders such representation or warranty inaccurate, (b) which misrepresentation was made (i) with intent to deceive the Party to which such representation or warranty was made, (ii) with knowledge that such representation or warranty was false when made, or with reckless indifference to its accuracy, and (iii) with an intent to induce the Party to whom such representation or warranty was made to act or refrain from acting in reliance upon it, (c) the Party to which such representation or warranty was made acted or refrained from taking action in reasonable reliance upon such representation or warranty, and (d) the Party to which such representation or warranty was made suffers damage by reason of such reliance.

11.2 Indemnification by Seller.

(a) From and after the Closing and subject to the provisions of this Article XI, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties arising out of or resulting from:

(i) the breach of any representation or warranty made by Seller in this Agreement or the certificate delivered by Seller pursuant to Section 9.3(e)(ii) of this Agreement [***];

(ii) the breach of any covenant or agreement made by Seller in this Agreement; or

(iii) any Excluded Liability.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) Seller shall have no Liability for any claim for indemnification pursuant to Section 11.2(a)(i) unless (A) the Losses for which Seller would be responsible for such claim and all related claims exceed the De Minimis Amount and (B) the aggregate amount of Losses in respect of breaches of Seller’s representations and warranties (including all Losses associated with claims less than the De Minimis Amount) exceeds the Deductible, in which event Seller shall be liable for Losses in excess of the Deductible up to the Cap; provided, however, that the foregoing limitations set forth in this Section 11.2(b)(i) shall not apply to (x) breaches of the Fundamental Representations, or (y) claims based upon Fraud with respect to the representations and warranties made by Seller in this Agreement;

(ii) other than in the case of breaches of the Fundamental Representations or Fraud with respect to the representations and warranties made by Seller in this Agreement, Seller’s aggregate liability for indemnification under Section 11.2(a)(i) shall in no event exceed the Cap [***]; and

(iii) other than in the case of Fraud, the cumulative indemnification obligations of Seller under Sections 11.2(a)(i) and 11.2(a)(ii) (other than in the case of any breach by Seller of [***]) shall in no event exceed, in the aggregate [***]. [***].

(c) [***].

11.3 Indemnification by Buyer.

(a) From and after the Closing and subject to the provisions of this Article XI, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”, and each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties arising out of or resulting from:

(i) the breach of any representation or warranty made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 9.2(d)(ii) of this Agreement [***];

(ii) the breach of any covenant or agreement made by Buyer in this Agreement; or

(iii) any Assumed Liability.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) Buyer shall have no Liability for any claim for indemnification pursuant to Section 11.3(a)(i) unless (A) the Losses for which Buyer would be responsible for such claim and all related claims exceed the De Minimis Amount and (B) the aggregate amount of Losses in respect of breaches of Buyer’s representations and warranties (including all Losses associated with claims less than the De Minimis Amount) exceeds the Deductible, in which event Buyer shall be liable solely for Losses in excess of the Deductible up to the Cap; provided, however, that the foregoing limitations set forth in this Section 11.3(b)(i) shall not apply to (x) breaches of Fundamental Representations, or (y) claims based upon Fraud with respect to the representations and warranties made by Buyer in this Agreement;

(ii) other than in the case of breaches of the Fundamental Representations or Fraud with respect to the representations and warranties made by Buyer in this Agreement, Buyer’s aggregate liability for indemnification under Section 11.3(a)(i) shall in no event exceed the Cap [***]; and

(iii) other than in the case of Fraud, the cumulative indemnification obligations of Buyer under Sections 11.3(a)(i) and 11.3(a)(ii) (other than in the case of any breach by Buyer of [***]) shall in no event exceed, in the aggregate [***]. [***].

11.4 Third Party Claims.

(a) In the event that any claim or demand for which Buyer or Seller (an “Indemnifying Party”) may have Liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), Buyer (on behalf of any Buyer Indemnified Party) or Seller (on behalf of any Seller Indemnified Party), as applicable, shall promptly, but in no event more than [***] following such Indemnified Party’s receipt of a Third Party Claim (it being specified that if the Third Party Claim is made by a Taxing Authority and relates to Taxes, the relevant notice period shall be [***]), notify the Indemnifying Party in writing of such Third Party Claim, the specific section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought under such Third Party Claim to the extent then ascertainable (which amount shall not be conclusive of the final amount of such claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party in connection with any Third Party Claim and shall have the sole power to direct and control such defense with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party provided, however, that the Indemnifying Party may not assume control of the defense of any Third Party Claim (i) involving criminal liability or in which relief other than monetary damages is sought or (ii) involving a purported class action. If the Indemnifying Party elects to defend the Indemnified Party against a Third Party Claim, it shall within [***] after its receipt of the applicable Claim Notice (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. Once the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own cost and expense; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if so requested by the Indemnifying Party to participate. The Indemnifying Party shall not, without the prior written consent of Buyer (on behalf of any Buyer Indemnified Party) or Seller (on behalf of any Seller Indemnified Party), as applicable (such consent not to be unreasonably withheld, conditioned, or delayed in the case of the following clause (B)), settle, compromise or offer to settle or compromise any Third Party Claim (A) if the Indemnifying Party has not notified the Indemnified Party in writing that it will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, subject to the limitations of Section 12.2 or Section 12.3, as applicable, or (B) on a basis that would result in (x) the imposition of a consent order, injunction, decree or other Order, or the entry into any Contract, that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, or (y) a finding or admission of a violation of Law, violation of the rights of any Person or other wrongdoing by the Indemnified Party or any of its Affiliates.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, or is not permitted to assume the defense of a Third Party Claim pursuant to Section 11.4(b), the Indemnified Party shall have the right but not the obligation to assume its own defense, it being understood that any right of the Indemnified Party to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnifying Party shall have no Liability with respect to a Third Party Claim settled without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Party Claim. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third Party Claim.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

11.5 Direct Claims.

(a) If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), Buyer (on behalf of any Buyer Indemnified Party) or Seller (on behalf of any Seller Indemnified Party), as applicable, shall notify the Indemnifying Party in writing of such Direct Claim, the specific section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought with respect to such Direct Claim to the extent then ascertainable (which amount shall not be conclusive of the final amount of such claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto; provided, however, that the failure to give such a claim notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such claim.

(b) The Indemnifying Party shall have a period of [***] within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such [***] period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

11.6 [***]. [***].

11.7 Adjustment to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person (less the sum of (i) reasonable out-of-pocket costs and expenses relating to collection of such proceeds, (ii) any incremental increase in premiums directly resulting therefrom, and (iii) any deductible or retention associated therewith), in each case relating to a Third Party Claim or a Direct Claim, shall be deducted.

(b) Taxes. In calculating the amount of any Loss, such Loss shall be reduced by the amount of any Tax savings or benefits [***] from or arising out of such Loss.

(c) Reimbursement. If an Indemnified Party recovers an amount from a Third Party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article XI, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus (ii) the amount received from the Third Party in respect thereof (less the reasonable out-of-pocket costs and expenses incurred in connection with such recovery), less (iii) the full amount of the Loss.

(d) Other Recovery. The provisions of this Article XI are not intended to permit duplicate recoveries on the same matters.

11.8 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 11.2 or Section 11.3 shall be treated as adjustments to the Purchase Price for all applicable Tax purposes.

11.9 Exclusive Remedy. Subject to Sections 2.7(d) and 12.11, the Parties acknowledge that their sole and exclusive monetary remedy after the Closing with respect to any claims relating to, arising under, or resulting from this Agreement, and the sole and exclusive monetary remedy available to any Buyer Indemnified Party or Seller Indemnified Party after the Closing with respect to any claims relating to, arising under, or resulting from this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XI. Subject to Section 12.11, in furtherance of the foregoing, each Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any rights, claims, and causes of action for Losses it may have against the other Party arising under this Agreement or any certificate delivered in connection herewith, except pursuant to the indemnification provisions set forth in this Article XI. The foregoing shall in no way limit the remedies available to (a) any Party in the case of Fraud or (b) any Person under any Ancillary Agreement.

11.10 Duty to Mitigate. Nothing herein shall relieve any Indemnified Party of any common law duty to mitigate Losses.

11.11 Satisfaction of Indemnification Claims.

(a) [***].

(b) Subject to the rights of Seller set forth in Section 11.11(a) and the rights of Buyer set forth in Section 11.6, Buyer or Seller, as applicable, shall pay the amount of any indemnification claim for which it agrees it is liable, or that has been finally determined to be owing by a court of competent jurisdiction or an arbitral body, in each case in accordance with this Agreement, and which has not otherwise been satisfied in accordance with this Agreement, by wire transfer of funds within [***] after such agreement or determination.

ARTICLE XII

MISCELLANEOUS

12.1 Assignment.

(a) Except as expressly permitted herein (including pursuant to Section 1.3 and Section 12.1(b)), this Agreement may not be assigned or transferred by either Party in whole or in part, nor may any Party assign or transfer any rights or obligations created by this Agreement, in each case, whether by operation of Law, assignment, succession or otherwise, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding the limitations in Section 12.1(a), either Party may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part, to (i) one (1) or more of its Affiliates or (ii) its successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or all or substantially all of that portion of its business pertaining to the subject matter of this Agreement (provided, however, that (A) such Party will remain fully and unconditionally liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate or successor, and (B) if any such assignment leads to or increases the amount of any withholding Taxes incurred by the non-assigning Party with respect to the Transactions, then the amount of such Tax or such increased Tax shall be borne by the assigning Party and any amount payable by the assigning Party to the other Party shall be increased to take into account such excess withholding Taxes as may be necessary so that, after making all required withholdings, the other Party receives the same amount that it would have received had no such excess withholding been required; provided, further, that such increased amount payable to the other Party under this Section 12.1(b) shall be net of any withholding tax credits available to the other Party to offset any other liability for Taxes).

(c) The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party. Any purported assignment in violation of this Section 12.1 will be null and void ab initio.

12.2 Public Announcements. Neither Party nor any of their respective Affiliates shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Party and any of their respective Affiliates may make any public disclosure (a) it believes in good faith, upon advice of counsel, is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party or Affiliate will provide reasonable advance notice, to the extent reasonably practicable, to the other Party prior to making the disclosure and will in good faith consider the reasonable comments of the other Party on such disclosure) or (b) that is substantially consistent with a prior press release or public announcement made with the consent of the other Party.

12.3 Confidentiality.

(a) Buyer and Seller agree that the Confidentiality Agreement, as it relates to Information, shall, as of the Closing Date, be terminated and of no further force and effect.

(b) Seller agrees that, from the Closing Date until the date that is five (5) years following the Closing Date (or, with respect to any Buyer Information delivered to Seller in accordance with Section 2.8, the date that is five (5) years following the date of such delivery) or with respect to any Buyer Information that constitutes a trade secret under applicable Law, until the later of the date that is five (5) years following the Closing Date and the date on which such Buyer Information no longer constitutes a trade secret under applicable Law (other than as a result of any disclosure in violation of the Confidentiality Agreement, this Agreement or any Ancillary Agreement), Seller, any of its applicable Affiliates, and their Representatives (i) shall not use any Buyer Information for any purpose other than as required to perform their respective obligations or exercise or enforce their respective rights and remedies under this Agreement or any Ancillary Agreement or as required to comply with their respective regulatory, stock exchange, Tax, accounting or financial reporting requirements, and shall (ii) keep confidential and exercise the same degree of care with respect to maintaining the confidentiality of any Buyer Information in any of their possession that Seller and its Affiliates exercise with respect to similar types of their own proprietary information, but in no event less than a reasonable degree of care, except that if any Buyer Information is required by Law or legal or administrative process to be disclosed, Seller shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Buyer of such disclosure requirement so that Buyer or its Affiliates may seek a protective Order or other appropriate remedy; provided, that notwithstanding the foregoing, Seller, its Affiliates and their Representatives may use and disclose (subject to reasonable and customary confidentiality obligations having a term at least commensurate with the term of Seller’s obligations under this Section 12.3(b)) Buyer Information in connection with the activities described in and permitted by Section 8.10. Seller shall, shall cause its Affiliates to and shall direct its respective Representatives to, reasonably cooperate, at Buyer’s expense, with Buyer or its Affiliates’ efforts to obtain such protective Order or other appropriate remedy. In the event that no such protective Order or other remedy is obtained, or Buyer does not waive compliance with this Section 12.3(b), and any of Seller, its applicable Affiliates, or their Representatives are nonetheless legally compelled to disclose such Buyer Information, then Seller, such Affiliate or such Representative, as the case may be, will furnish only that portion of the Buyer Information which Seller, such Affiliate or such Representative is advised by counsel is legally required to be furnished and will give Buyer written notice of the Buyer Information to be disclosed as far in advance as reasonably practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Buyer Information. For purposes of this Section 12.3(b), the term “Buyer Information” means (i) all information, knowledge and data of Seller and its Affiliates as of immediately prior to the Closing to the extent related to the Business, the Acquired Assets, any Compound or Product or the Assumed Liabilities, (ii) all information, knowledge and data provided by Buyer or any of its Affiliates to Seller in connection with the Transactions other than any information contemplated by clause (i), but including all information provided by Buyer under Section 2.8, and (iii) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by Seller, any of its applicable Affiliates, any of their Representatives, or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clauses (i) and (ii) of this sentence, other than any such information that (A) only with respect to (ii) above, is known to Seller prior to receipt thereof from Buyer or any of its Affiliates, (B) is disclosed to Seller by a Third Party which has, or is reasonably believed by Seller to have, a legal right to make such disclosure without requiring Seller to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of Seller, or (D) is independently developed by or for Seller, without reliance on or reference to any information contemplated by clauses (i) or (ii) of this sentence.

(c) Buyer agrees that, from the Closing Date until the date that is five (5) years following the Closing Date, Buyer and its Representatives shall not use any Seller Information for any purpose other than as required to (i) perform their respective obligations or exercise or enforce their respective rights and remedies under this Agreement or any Ancillary Agreement or (ii) to comply with their respective regulatory, stock exchange, Tax, accounting or financial reporting requirements, and shall keep confidential and exercise the same degree of care with respect to maintaining the confidentiality of any Seller Information in any of their possession that Buyer exercises with respect to similar types of its own proprietary information, but in no event less than a reasonable degree of care, except that if any Seller Information is required by Law or legal or administrative process to be disclosed, Buyer shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Seller of such disclosure requirement so that Seller or its Affiliates may seek a protective Order or other appropriate remedy. Buyer shall, and shall direct its Representatives to, reasonably cooperate, at Seller’s expense, with Seller’s or Affiliate’s efforts to obtain such protective Order or other appropriate remedy. In the event that no such protective Order or other remedy is obtained, or Seller does not waive compliance with this Section 12.3(c), and Buyer or its Representatives are nonetheless legally compelled to disclose such Seller Information, Buyer or its Representatives, as the case may be, will furnish only that portion of the Seller Information which Buyer or its Representatives are advised by counsel is legally required to be furnished and will give Seller written notice of the Seller Information to be disclosed as far in advance as reasonably practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Seller Information. For purposes of this Section 12.3(c), the term “Seller Information” means (i) all information, knowledge and data provided in connection with the Transactions by Seller or its Affiliates to Buyer to the extent related to any business other than the Business, any compound or product other than any Compound or Product, any Excluded Assets or any Excluded Liabilities, and (ii) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by Buyer, Buyer’s Representatives or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clause (i) of this sentence, other than any such information that (A) is known to Buyer prior to receipt thereof from Seller or any of its Affiliates, (B) is disclosed to Buyer by a Third Party which has, or is reasonably believed by Buyer to have, a legal right to make such disclosure without requiring Buyer to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of Buyer, or (D) is independently developed by or for Buyer, without reliance on or reference to any information received from Seller or any of its Affiliates.

12.4 Expenses. Whether or not the Transactions are consummated, and except as otherwise specified herein, including Section 6.2(f), each Party shall bear its own costs and expenses in connection with this Agreement and the Ancillary Agreements and with respect to the Transactions.

12.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by an arbitration panel or court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, the Parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.6 Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement, the Ancillary Agreements (including the Transfer Documents after their execution and delivery hereunder), the Seller Disclosure Letter and the Buyer Disclosure Letter contain the entire agreement of the Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Seller and Buyer.

12.7 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent set forth herein, their respective Affiliates and the Indemnified Parties, and no provision of this Agreement shall be deemed to otherwise confer upon any other Third Parties any remedy, Claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

12.8 Waiver. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

12.9 Governing Law. This Agreement (and any Claim or controversy arising out of or relating to this Agreement or the Transactions) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.10 Arbitration.

(a) Subject to Section 12.11, and except for any dispute to be resolved under Section 2.7(d), any dispute arising under or relating to this Agreement (including any dispute relating to the existence, validity, termination, or breach hereof) or the Transactions shall be fully and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce in effect at the time of execution of this Agreement (the “ICC Rules”) in accordance with this Section 12.10. A Party shall institute arbitration by issuing a written demand for arbitration to the other Party in accordance with the ICC Rules and Section 12.16. Any such arbitration shall be held in New York, New York. The arbitration shall be conducted in the English language by a panel of three (3) arbitrators appointed in accordance with the ICC Rules; provided, that: (i) each Party shall within thirty (30) days after the institution of the arbitration appoint an arbitrator, and such party-appointed arbitrators shall together, within thirty (30) days after they both have been appointed, and in consultation with the parties, select a third arbitrator as the president of the arbitration panel; and (ii) each arbitrator shall be conflict-free with respect to each Party and its Affiliates and any Payment Obligors. If either Party fails to appoint an arbitrator as provided above or the two (2) Party-appointed arbitrators shall fail for any reason to select a third arbitrator to serve as president within the applicable thirty (30)-day period, then such arbitrator(s) shall be promptly appointed by the ICC in accordance with the ICC Rules. Notwithstanding the foregoing, neither Party shall be precluded from seeking interim or injunctive relief in any forum of competent jurisdiction, and such action shall not be incompatible with the agreement to arbitrate contained herein or the availability of interim measures of protection under the ICC Rules.

(b) The arbitrators shall render a final reasoned award within sixty (60) days of the final arbitration hearing. A decision by any two (2) or more of the arbitrators in any ruling or award shall be a binding decision of the arbitral panel. Each Party hereby waives any and all rights that it may have to appeal or challenge any award of the arbitral panel, in any jurisdiction, to the fullest extent allowable by law. Any award rendered by the arbitrators shall be final and may be entered and enforced in any court of competent jurisdiction. The Parties hereby consent to the jurisdiction of such courts for purposes of enforcement of any such award. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement, and any such award is expressly prohibited. Unless otherwise determined by the panel of arbitrators, which shall have the authority to determine an allocation of each Party’s costs and expenses incurred in connection with the dispute that is subject to the arbitration proceeding (including fees of the arbitrators and the Parties’ respective other out-of-pocket costs and expenses), each Party shall pay its attorneys’ fees and shall equally share the arbitration costs. Except in a proceeding to enforce the results of the arbitration or as otherwise required by applicable Law, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

12.11 Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the Parties shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, these being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide adequate remedy. Each of the Parties acknowledges and agrees that the right to seek specific performance and the other relief contemplated herein is an integral part of the Transactions and without such right, none of the Parties would have entered into this Agreement.

12.12 Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

12.13 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

12.14 Bulk Transfers. Buyer waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Acquired Assets.

12.15 Counterparts; Signature Pages. The Parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by e-mail (including in portable document format (PDF)) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

12.16 Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be made in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) the day that receipt is confirmed (with receipt confirmed by telephone or email) after being sent by email in portable document format (PDF), or (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service that utilizes a written form of receipt for next day or next Business Day delivery, in each case addressed to the applicable Party at the address set forth below; provided, that a Party may change its address for receiving notice by the proper giving of notice hereunder:

If to Seller:

Ipsen Pharma SAS

65 quai Georges Gorse

92100 Boulogne-Billancourt, France

Attention: General Counsel

Email: [***]

Telephone: [***]

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attention: Adam H. Golden

Email: adam.golden@hoganlovells.com

Telephone: +1 (212) 918-3636

If to Buyer:

Fusion Pharmaceuticals Inc.

270 Longwood Road

S. Hamilton, Ontario Canada L8P 0A6

Attention: [***]

Email: [***]

Telephone: [***]

with a copy to (which shall not constitute notice):

Covington & Burling LLP

One CityCenter

850 Tenth Street NW

Washington, DC 20001

Attention: Michael J. Riella

Email: mriella@cov.com

Telephone: +1 (202) 662-5168

12.17 Seller Disclosure Letter. The Parties acknowledge and agree that (a) matters reflected on the Seller Disclosure Letter are not necessarily limited to matters required to be reflected therein, (b) the inclusion of any items or information in the Seller Disclosure Letter that are not required by this Agreement to be so included is solely for the convenience of Buyer, (c) the disclosure by Seller of any matter in the Seller Disclosure Letter shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (d) headings have been inserted in the Seller Disclosure Letter for convenience of reference only and have no contractual meaning or impact, (e) the Seller Disclosure Letter is qualified in its entirety by reference to specific provisions of this Agreement and (f) the Seller Disclosure Letter and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement. Without limiting the generality of the foregoing, all references in the Seller Disclosure Letter to the enforceability of agreements with Third Parties, the existence or non-existence of Third Party rights, the absence or existence of breaches or defaults by Seller, any of its Affiliates, or Third Parties, or similar matters or statements, are intended only to allocate rights and risks among the Parties and are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any Party by or in favor of any Person who is not a Party.

12.18 Adjustments for Changes in Buyer Shares. All references to numbers of Buyer Shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Buyer Shares occurring after the date of this Agreement and prior to the issuance of such Buyer Shares.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER

IPSEN PHARMA SAS

By:	/s/ Philippe Lopes-Fernandes
Name: Philippe Lopes-Fernandes
Title: EVP, Chief Business Officer

BUYER

FUSION PHARMACEUTICALS INC.

By:	/s/ John Valliant
Name: John Valliant
Title: Chief Executive Officer

[Asset Purchase Agreement]

Schedule 9.1(b)

Antitrust Approvals

1. United States (Hart-Scott-Rodino Antitrust Improvements Act of 1976).

Exhibit A

Bill of Sale and Assignment and Assumption Agreement

[See Attached]

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of [•], 2021, by and between Fusion Pharmaceuticals Inc., a Canadian federal corporation (“Buyer”), and Ipsen Pharma SAS, a French société par actions simplifiée (“Seller”). Seller and Buyer are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party”. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement (as defined herein).

WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement, dated as of March 1, 2021 (the “Purchase Agreement”), pursuant to which, among other things, and subject to the terms and conditions thereof, (a) Seller has agreed to grant, sell, transfer, convey, assign and deliver to Buyer all right, title, and interest of Seller in and to the Acquired Assets, and (b) Buyer has agreed to purchase and accept from Seller the Acquired Assets and to assume the Assumed Liabilities (collectively, the “Transaction”); and

WHEREAS, contingent upon the occurrence of the Closing and subject to the terms and conditions of the Purchase Agreement, Seller and Buyer are hereby effectuating the assignment, transfer, conveyance, and delivery of all right, title, and interest of Seller in, to, and under the Acquired Assets.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Asset Transfer. Upon the terms and subject to the conditions set forth in the Purchase Agreement, Seller hereby grants, sells, transfers, conveys, assigns and delivers to Buyer and Buyer hereby purchases and accepts from Seller, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title, and interest in, to, and under the Acquired Assets, which may be held and enjoyed by Buyer for its own use and for the use of its successors, assigns, and other legal representatives.

2. Assumed Liabilities. Upon the terms and subject to the conditions set forth in the Purchase Agreement, Buyer hereby assumes and agrees to satisfy and discharge the Assumed Liabilities.

3. Excluded Assets and Excluded Liabilities. Seller shall retain all right, title, and interest in, to, and under the Excluded Assets. Seller shall retain, and Buyer shall not assume, any of the Excluded Liabilities.

4. Approvals; Consents. This Agreement shall not constitute an agreement to grant, sell, transfer, convey, assign or deliver any Acquired Asset (each, a “Required Consent Asset”) to the extent that such grant, sale, transfer, conveyance, assignment or delivery requires the Consent of another Person (other than Seller, Buyer, or any of their respective Affiliates) that shall not have been given prior to the Closing. The grant, sale, transfer, conveyance, assignment and delivery shall not be deemed effective with respect to such Required Consent Asset until such time as the Consent of such Person shall have been obtained pursuant to Section 2.5 of the Purchase Agreement, whereupon, subject to Section 2.5 of the Purchase Agreement and applicable Law, (a) this Agreement and the Purchase Agreement shall then constitute an agreement to grant, sell, transfer, convey, assign and deliver such Required Consent Asset, (b) such grant, sale, transfer, conveyance, assignment and delivery will be deemed effective without any further action of Seller or Buyer, and (c) this Agreement shall apply to such Required Consent Asset without any further action of Seller or Buyer.

5. Further Assurances. Seller shall, and shall cause its applicable Subsidiaries to, at any time and from time to time after the Closing Date, upon the request of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Acquired Assets, or for otherwise carrying out the purposes of this Agreement and the Transaction.

6. Conflicts. This Agreement is subject in all respects to the terms and conditions of the Purchase Agreement, which are incorporated herein by reference. This Agreement is given to further evidence (and give immediate effect to) the transfers and assignments contemplated by the Purchase Agreement upon the terms and conditions specified therein. Nothing contained in this Agreement, express or implied, shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, reduce, enlarge, or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or, in general, any of the rights and remedies, and any of the obligations, of Seller or Buyer as set forth in the Purchase Agreement. In the event of any conflict, ambiguity or inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the applicable terms of the Purchase Agreement shall be deemed to be controlling and will govern.

7. Governing Law; Arbitration. This Agreement (and any Claim or controversy arising out of or relating to this Agreement or the Transaction) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The Parties agree that the resolution of all disputes under or in connection with this Agreement shall be governed in accordance with Section 12.10 of the Purchase Agreement.

8. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by an arbitration panel or court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, the Parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9. Entire Agreement; Amendment. This Agreement and the Purchase Agreement contain the entire agreement of the Parties with respect to the Transaction, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Seller and Buyer.

10. Assignment.

a.

Except as expressly permitted herein or in connection with an assignment of the Purchase Agreement permitted in accordance with the terms thereof, this Agreement may not be assigned or transferred by either Party in whole or in part, nor may any Party assign or transfer any rights or obligations created by this Agreement, in each case, whether by operation of Law, assignment, succession or otherwise, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

b.

The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party. Any purported assignment in violation of this Section 10(b) will be null and void ab initio.

11. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent set forth herein, their respective Affiliates, and no provision of this Agreement shall be deemed to otherwise confer upon any other Third Parties any remedy, Claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

12. Waiver. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

13. Counterparts; Signature Pages. The Parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by e-mail (including in portable document format (PDF)) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BUYER:

FUSION PHARMACEUTICALS INC.

By:
Name: Title:

SELLER:

IPSEN PHARMA SAS

By:
Name: Title:

Exhibit B

Sample Deferred Variable Payment Calculation

[***]

B-1

Exhibit C

Data Processing Addendum

1 “Agreement Personal Data” means the Personal Data to be shared between the Parties in connection with the transactions contemplated by this Agreement.

“Data Controller” means the natural or legal person, public authority, agency or other body which, alone or jointly with others, determines the purposes and means of the processing of personal data.

“Processing” means any operation or set of operations performed on personal data, by any means whatsoever (including by computer or manually), including the collection, recording, organization, structuring, storage, adaptation, modification, retrieval, consultation, deletion, use, making available, alignment, combination, restriction, erasure or destruction.

“Personal Data” means any data relating to an identified or identifiable individual, within the meaning of EU Regulation 2016/679 on the protection of natural persons about the processing of personal data and on the free movement of such data (the “GDPR”).

2 The Parties agree that each Party is a separate Data Controller in respect to the processing of Agreement Personal Data it processes on its behalf and shall independently determine the purposes and means of such processing.

3 Each Party acknowledges and confirms that they will comply with all applicable data privacy laws and regulations as amended from time to time, such as the GDPR and any enacting laws in relation to the processing of the Agreement Personal Data, notably:

a.

to comply with chapter III of the EU Regulation 2016/679 on data subjects’ rights and to implement appropriate technical and organizational measures to ensure that they can honor requests from data subjects to access, correct, restrict processing of, and delete their Personal Data, and objections to processing, as well as ensure portability of Agreement Personal Data, upon demand of a supervisory authority, or upon request from the data subject; and

b.

to implement and maintain appropriate technical and organizational security measures to protect the Agreement Personal Data against unauthorized disclosure or access and against all other unlawful forms of Processing.

4 Where required by applicable law, Seller shall inform the affected data subjects when they will transmit of Agreement Personal Data to Buyer, and shall also, where required by applicable Law, obtain consent for such transmission.

5 Each Party shall ensure that it processes the Agreement Personal Data fairly and lawfully, and in compliance with the purpose limitation principle as described in Clause 5 GDPR.

6 If a data subject makes a request to a Party to exercise their rights in relation to the Agreement Personal Data in respect of which the other Party is the controller, the Party receiving the request shall forward the request to the other Party promptly and in any event within five (5) Business Days from the date on which it received the request.

C-1